As filed with the Securities and Exchange Commission on April 29, 1997.

                                                            File No. 811- 9028
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3

                                       TO

                                    FORM N-1A


                             REGISTRATION STATEMENT


                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                            UTILITIES STOCK PORTFOLIO
               (Exact Name of Registrant as Specified in Charter)


                       P.O. Box 7177, 6000 Memorial Drive
                               Dublin, Ohio 43017
                    (Address of Principal Executive Offices)


        Registrant's Telephone Number, including Area Code: 614-766-7000

     Donald F. Meeder, P.O. Box 7177, 6000 Memorial Drive, Dublin, OH 43017
                     (Name and Address of Agent for Service)

                                    Copy to:
                                 James B. Craver
                                  P. O. Box 811
                              Dover, MA 02030-0811
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement of Utilities Stock Portfolio has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be offered solely in private placement transactions which do not involve any "public offering" within the meaning of
Section 4(2) of the 1993 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1993 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to buy, any beneficial interest in the Registrant.

                                     PART A

     Responses to Items 1 through 3 have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.

     Utilities Stock Portfolio (the "Portfolio") is a diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on August 4, 1994.

     Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


     The Portfolio's investment adviser is R. Meeder & Associates, Inc. (the "Investment Adviser" or the "Manager"). Miller/Howard Investments, Inc. is the subadviser (the "Subadviser") for the Portfolio. The investment objective of the Portfolio is to seek a high level of current income, and growth of income by investing primarily in equity securities of domestic and foreign public utility companies; however, the Portfolio will not invest in electric utilities whose generation of power is derived from nuclear reactors. The Portfolio also seeks capital appreciation, but only when consistent with its primary investment objective. There can be no assurance that such objective will be achieved.

     The Portfolio seeks to achieve its objective by investing, under normal conditions, at least 65% of its total assets in a diversified portfolio of common stocks, preferred stocks, warrants and rights, and securities convertible into common or preferred stock of public utility companies. Public utility companies include domestic or foreign companies that provide electricity, natural gas, water, telecommunications or sanitary services to the public. The Portfolio will not invest more than 5% of its total assets in equity securities of issuers whose debt securities are rated below investment grade, that is, rated below one of the four highest rating categories by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's") or deemed to be of equivalent quality in the judgment of the Subadviser. Debt securities rated below investment grade are rated below Baa or BBB.

     The remaining 35% of the Portfolio's total assets may be invested in debt securities issued by public utility companies, and/or equity and debt securities of issuers outside of the public utility industry which in the opinion of the Subadviser stand to benefit from developments in the public utilities industry. The Portfolio will not invest more than 40% of its total assets in the telephone industry. The Portfolio may invest up to 25% of its total assets in securities of foreign issuers. The Portfolio will not invest more than 10% of its net assets in securities that are deemed to be illiquid.

     Investments are selected on the basis of fundamental analysis to identify those securities that, in the judgment of the Subadviser, provide a high level of current income, and growth of income and secondarily, capital appreciation, but only when consistent with its primary investment objective.


     Fundamental analysis involves assessing a company and its business environment, management, balance sheet, income statement, anticipated earnings and dividends and other related measures of value. The Subadviser monitors and evaluates the economic and political climate of the area in which each company is located. The relative weightings among common stocks, debt securities and preferred stocks will vary from time to time based upon the Subadviser's judgment of the extent to which investments in each category will contribute to meeting the Portfolio's investment objective.

     The Subadviser emphasizes quality in selecting investments for the Portfolio, and in addition to looking for high credit ratings, the Subadviser ordinarily looks for several of the following characteristics: above average earnings growth; above average growth of book value; an above average balance sheet; high earnings to debt service coverage; low ratio of dividends to earnings; high return on equity; low debt to equity ratio; an above-average rating with respect to government regulation; growing rate base; lack of major construction programs and strong management.

     The Portfolio may invest up to 35% of its total assets in debt securities of issuers in the public utility industries. Debt securities in which the Portfolio invests are limited to those rated A or better by S&P or Moody's or deemed to be of equivalent quality in the judgment of the Subadviser.

     A change in prevailing interest rates is likely to affect the Portfolio's net asset value because prices of debt securities and equity securities of utility companies tend to increase when interest rates decline and decrease when interest rates rise.

     During periods when the Subadviser deems it necessary for temporary defensive purposes, the Portfolio may invest without limit in high quality money market instruments. These instruments consist of commercial paper, certificates of deposit, banker's acceptances and other bank obligations, obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, high grade corporate obligations and repurchase agreements.


     Except as otherwise expressly provided herein, all investment objectives and policies stated throughout this Registration Statement are not fundamental and may be changed without approval of the Portfolio's investors. The Portfolio may not purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities) if, as a result, 25% or more of the Portfolio's total assets would be invested in the securities of companies whose principal business activities are in the same industry, except that the Portfolio, under normal circumstances, will invest 25% or more of its total assets in securities of public utility companies. The Portfolio may not, with respect to 75% of its total assets, purchase the securities of any issuer (other than obligations issued or guaranteed by the government of the United States, or any of its agencies or instrumentalities) if, as a result thereof, (a) more than 5% of the Portfolio's total assets would be invested in the securities of such issuer, or (b) the Portfolio would hold more than 10% of the voting securities of such issuer. The foregoing investment policies regarding concentration and diversification are fundamental and may not be changed without investor approval.


RISK FACTORS


     By itself, the Portfolio does not constitute a balanced investment plan; the Portfolio seeks a high level of current income and growth of income with capital appreciation as a secondary objective. The Portfolio invests primarily in common stock, preferred stock and securities convertible into common or preferred stock. Changes in interest rates may also affect the value of the Portfolio's investments, and rising interest rates can be expected to reduce the Portfolio's net asset value.


     Because the Portfolio concentrates its investments in public utility companies, its performance will depend in large part on conditions in the public utility industries. Utility stocks have traditionally been popular among more conservative stock market investors because they have generally paid above average dividends. However, utility stocks can still be affected by the risks of the stock market, as well as factors specific to public utility companies. Governmental regulation of public utility companies can limit their ability to expand their business or to pass cost increases on to customers. Companies providing power or energy-related services may also be affected by fuel


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shortages or cost increases, environmental protection or energy conservation regulations, as well as fluctuating demand for their services. Some public utility companies are facing increased competition, which may reduce their profits. All of these factors are subject to rapid change, which may affect utility companies independently from the stock market as a whole.

     In seeking its investment objectives, the Portfolio may invest in securities of foreign issuers. Foreign securities may involve a higher degree of risk and may be less liquid or more volatile than domestic investments. Foreign securities usually are denominated in foreign currencies, which means their value will be affected by changes in the strength of foreign currencies relative to the U.S. dollar as well as the other factors that affect security prices. Foreign companies may not be subject to accounting standards or governmental supervision comparable to U.S. companies, and there often is less publicly available information about their operations. Generally, there is less governmental regulation of foreign securities markets, and security trading practices abroad may offer less protection to investors such as the Portfolio.

     The value of such investments may be adversely affected by changes in political or social conditions, diplomatic relations, confiscatory taxation, expropriation, nationalization, limitation on the removal of portfolios or assets, or imposition of (or change in) exchange control or tax regulations in those foreign countries. Additional risks of foreign securities include settlement delays and costs, difficulties in obtaining and enforcing judgments, and taxation of dividends at the source of payment.

     In addition, the Portfolio may invest in private placement commercial paper. Private placement commercial paper consists of unregistered securities which are traded in public markets to qualified institutional investors, such as the Portfolio. The Portfolio's risk is that the universe of potential buyers for the securities, should the Portfolio desire to liquidate a position, is limited to qualified dealers and institutions, and therefore such securities could have the effect of being illiquid.

     The Subadviser intends to manage the Portfolio actively in pursuit of its investment objective. The Portfolio does not expect to trade in securities for short-term profits but, when circumstances warrant, securities may be sold without regard to the length of time held.

OTHER INVESTMENTS AND  POLICIES

     MONEY MARKET INSTRUMENTS. When investing in money market instruments, the Portfolio will limit its purchases, denominated in U.S. dollars, to the following securities:

     o U.S. Government Securities and Securities of its Agencies and Instrumentalities.
     o    Bank Obligations and Instruments Secured Thereby.
     o High Quality Commercial Paper--The Portfolio may invest in commercial paper rated no lower than "A-2" by S&P or "Prime-2" by Moody's, or, if not rated, issued by a company having an outstanding debt issue rated at least A by S&P or Moody's.
     o Private Placement Commercial Paper--unregistered securities which are traded in public markets to qualified institutional investors, such as the Portfolio.
     o High Grade Corporate Obligations--obligations rated at least A by S&P or Moody's.
     o    Repurchase Agreements--see "Repurchase Agreements" below.

     At the discretion of the Subadviser, the Portfolio may employ the following strategies in pursuing its investment objective.

     CURRENCY, OPTIONS AND FUTURES TRANSACTIONS. The Portfolio may use forward currency contracts, futures contracts, options on securities or options on futures contracts to implement strategies to attempt to hedge its portfolio, i.e., reduce the overall level of investment risk normally associated with the Portfolio. There can be no assurance that such efforts will succeed. These techniques are described below and are further detailed in Part B.

     To attempt to hedge against adverse movements in exchange rates between currencies, the Portfolio may enter into forward currency contracts for the purchase or sale of a specified currency at a specified future date. Such contracts may involve the purchase or sale of a foreign currency against the U.S. dollar, or may involve two foreign currencies. The Portfolio may enter into forward currency contracts either with respect to specific transactions or with respect to the Portfolio's positions. For example, when the Portfolio anticipates making a purchase or sale of a security, the Portfolio may enter into a forward currency contract in order to set the rate at which a currency exchange transaction related to the purchase or sale will be made. Further, when the Subadviser believes that a particular currency may decline compared to the U.S. dollar or another currency, the Portfolio may enter into a forward contract to sell the currency the Subadviser expects to decline in an amount approximating the value of some or all of the Portfolio's securities denominated in a foreign currency. The Portfolio also may write covered call options and purchase put and call options on currencies to hedge against movements in exchange rates.

     In addition, the Portfolio may write covered call options and purchase put and call options on equity and debt securities to hedge against the risk of fluctuations in the prices of securities held by the Portfolio or which the Subadviser intends to include in the Portfolio. The Portfolio also may write covered call options and buy put and call options on stock indexes. Such stock index options serve to hedge against overall fluctuations in the securities markets generally or in the utilities market sector specifically, rather than anticipated increases or decreases in the value of a particular security.

     Further, the Portfolio may sell stock index futures contracts and may purchase put options or write covered call options on such futures contracts to protect against a general stock market decline or a decline in the utilities market sector that could adversely affect the Portfolio. The Portfolio also may buy stock index futures contracts and purchase call options on such contracts to hedge against a general stock market or market sector advance and thereby attempt to lessen the cost of future securities acquisitions. The Portfolio may use interest rate futures contracts and options thereon to hedge the debt portion of the Portfolio against changes in the general level of interest rates.

     The Portfolio may write only "covered" call options. An option written on a security or currency is "covered" when, so long as the Portfolio is obligated under the option, it owns the underlying security or currency. The Portfolio will "cover" stock index options and options on futures contracts it writes by maintaining in a segregated account either marketable securities, which in the Subadviser's judgment correlate to the underlying index or futures contract or an amount of cash, U.S. government securities or other liquid, high grade debt securities equal in value to the amount the Portfolio would be required to pay were the option exercised.

     Although the Portfolio might not employ any of the foregoing strategies, its use of forward currency contracts, options and futures would involve certain investment risks and transaction costs to which it might not otherwise be subject. These risks include: dependence on the Subadviser's ability to predict movements in the prices of individual securities, fluctuations in the general securities markets or in the utilities market sector and movements in interest rates and currency markets; imperfect correlation between movements in the price of currency, options, futures contracts or options thereon and movements in the price of the currency or security hedged or used for cover; the fact that skills and techniques needed to trade options, futures contracts and options thereon or to use forward currency contracts are different from those needed to select the securities in which the Portfolio invests; lack of assurance that a liquid secondary market will exist for any particular option, futures contract or option thereon at any particular time; and the possible need to defer closing out of certain options, futures contracts and options thereon in order to continue to qualify for the beneficial tax treatment afforded regulated investment companies under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. Accordingly, these financial futures contracts, related options and forward currency contracts used by the Portfolio to implement its hedging strategies are considered derivatives. The value of derivatives can be affected significantly by even small market movements, sometimes in unpredictable ways. They do not necessarily increase risk, and may in fact reduce risk.

SECURITIES LENDING

     The Portfolio may lend its portfolio securities to brokers or dealers, banks or other recognized institutional borrowers of securities, provided that the borrower at all times maintains cash or equivalent collateral or secures a letter of credit in favor of the Portfolio in an amount equal to at least 100% of the market value of the securities loaned. During the time portfolio securities are on loan, the borrower will pay the Portfolio an amount equivalent to any dividend or interest paid on such securities and earn additional income, or the Portfolio may receive an agreed-upon amount of interest income from the borrower. In accordance with applicable regulatory requirements, the Portfolio may lend up to 30% of the value of its total assets. The risks in lending portfolio securities, as well as with other extensions of secured credit, consist of possible delay in receiving additional collateral or in recovery of the securities or possible loss of rights in the collateral should the borrower fail financially.

REPURCHASE AGREEMENTS

     The Portfolio may enter into repurchase agreements whereby the seller of a security agrees to repurchase that security from the Portfolio at a mutually agreed-upon time and price. The repurchase date is usually within a day or two of the original purchase, although it may not be for a number of months. The resale price is in excess of the purchase price, reflecting an agreed-upon rate of return effective for the period of time the Portfolio's money is invested in the security. The Portfolio's repurchase agreements will at all times be fully collateralized in an amount at least equal to the purchase price, including accrued interest earned on the underlying securities. The instruments held as collateral are valued daily, and as the value of instruments declines, the Portfolio will require additional collateral. If the seller defaults or becomes insolvent and the value of the collateral securing the repurchase agreement declines, the Portfolio may incur a loss.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES

     The Portfolio may purchase or sell securities on a when-issued or delayed delivery basis. When-issued or delayed delivery transactions arise when securities are purchased or sold by the Portfolio with payment and delivery taking place as much as a month or more in the future in order to secure what is considered to be an advantageous price and yield to the Portfolio at the time of entering into the transaction. The Portfolio's custodian will maintain, in a segregated account of the Portfolio, cash, U.S. Government securities or other liquid high-grade debt obligations having a value equal to or greater than the Portfolio's purchase commitments; the custodian will likewise segregate securities sold on a delayed delivery basis. The securities so purchased are subject to market fluctuation and no interest accrues to the purchaser during the period between purchase and settlement. At the time of delivery of the securities the value may be more or less than the purchase price and an increase in the percentage of the Portfolio's assets committed to the purchase of securities on a when-issued or delayed delivery basis may increase the volatility of the Portfolio's net asset value.

BORROWING


     The Portfolio may borrow an amount up to 33-1/3% of the value of its total assets (calculated when the loan is made) from banks for temporary or emergency purposes. The Portfolio may pledge up to 33-1/3% of its assets to secure such borrowings. The Portfolio may borrow from banks, or from other funds or portfolios advised by the Manager if an applicable exemptive order has been granted, or through reverse repurchase agreements. However, the Portfolio will not purchase portfolio securities if borrowings exceed 5% of the Portfolio's total assets.


     If the Portfolio borrows money, an investor's share price may be subject to greater fluctuation until the borrowing is paid off.

ITEM 5.  MANAGEMENT OF THE PORTFOLIO.


     The Portfolio's Board of Trustees provides broad supervision over the affairs of the Portfolio. A majority of the Portfolio's Trustees are not affiliated with the Manager or the Subadviser. Information concerning the Trustees and officers of the Portfolio appears in Part B.

     The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transaction.


     The Manager has been an investment adviser to individuals and retirement plans since 1974 and to mutual funds since 1982. The Manager serves the Portfolio pursuant to an Investment Advisory Contract under the terms of which it has agreed to provide an investment program within the limitations of the Portfolio's investment policies and restrictions, and to furnish all executive, administrative, and clerical services required for the transaction of Portfolio business, other than accounting services and services which are provided by the Portfolio's custodian, transfer agent, independent accountants and legal counsel, and investment advisory services provided by the Subadviser to the Portfolio.


     The Manager was incorporated in Ohio in 1974 and maintains its principal offices at 6000 Memorial Drive, Dublin, OH 43017. The Manager is a wholly-owned subsidiary of Muirfield Investors, Inc. ("MII"). MII is controlled by Robert S. Meeder, Sr. through ownership of voting common stock. MII conducts business only through its six subsidiaries which are R. Meeder & Associates, Inc.; Mutual Funds Service Co., the Portfolio's transfer agent; Adviser Dealer Services, Inc., a registered broker-dealer; Opportunities Management Co., a venture capital investor; Meeder Advisory Services, Inc., a registered investment adviser and OMCO, Inc., a registered commodity trading adviser and commodity pool operator.


     The Manager earns an annual fee, payable in monthly installments, from the Portfolio at the rate of 1.00% of the first $50 million, .75% of the next $50 million and .60% in excess of $100 million, of average net assets. These fees are higher than the fees charged to most other investment companies.


     Accounting and transfer agency services are provided to the Portfolio by Mutual Funds Service Co. ("MFSCo."), 6000 Memorial Drive, Dublin, Ohio 43017, a wholly-owned subsidiary of MII. The minimum annual fee, payable monthly, for such services for the Portfolio is $7,500. Subject to the applicable minimum fee, the Portfolio's annual fee is computed at the rate of .15% of the first $10 million, .10% of the next $20 million, .02% of the next $50 million and .01% in excess of $80 million of the Portfolio's average net assets. These fees are reviewable annually by the Trustees of the Portfolio. For the year ended December 31, 1996 total payments from the Portfolio to MFSCo. amounted to $9,541.


SUBADVISER


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



     Miller/Howard Investments, Inc., 141 Upper Byrdcliffe Road, P. O. Box 549, Woodstock, New York 12498, serves as the Portfolio's Subadviser under an Investment Subadvisory Agreement between the Manager and the Subadviser. The Subadviser furnishes investment advisory services in connection with the management of the Portfolio. The Manager pays the Subadviser a fee, based on the value of the average daily net assets of the Portfolio, payable monthly, and computed at the rate of 0.00% of the first $10 million, .40% of the next $50 million, .30% of the next $40 million, and .25% in excess of $100 million of the Portfolio's average net assets. The Manager continues to have responsibility for all investment advisory services in accordance with the investment advisory contract and supervises the Subadviser's performance of such services.

     The Subadviser, a Delaware corporation, is a registered investment adviser which has been providing investment services to broker-dealers, investment advisers, employee benefit plans, endowment portfolios, foundations and other institutions and individuals since 1984. As of December 31, 1996, the Subadviser held discretionary investment authority over approximately $183 million of assets. The Subadviser is controlled by Lowell Miller through ownership of voting common stock. Mr. Miller, a director and the President of the Subadviser, is a Trustee of the Portfolio, and a Vice President and Trustee of The Flex-funds and The Flex-Partners, mutual funds whose corresponding portfolios are also advised by the manager.


PORTFOLIO MANAGER


     Lowell Miller, a director and President of the Subadviser, is primarily responsible for the day-to-day management of the Portfolio. Mr. Miller has been associated with the Subadviser and its predecessor since 1984, and has managed the Portfolio since its inception in 1995.


ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.

     The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The net income of the Portfolio is determined each day on which the New York Stock Exchange (the "NYSE") is open for trading (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the Investment Company Act of 1940, as amended (the "1940 Act")) ("Fund Business Day"). This determination is made once during each such day. All the net income of the Portfolio, as defined below, so determined is allocated pro rata among the investors in the Portfolio at the time of such determination.

     For this purpose the net income of the Portfolio (from the time of the immediately preceding determination thereof) shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio.

     Investments in the Portfolio have no preemptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to communicate with other investors to the extent provided in Section 16(c) of the 1940 Act in connection with requesting a meeting of investors for the purpose of removing one or more Trustees, which removal requires a two-thirds vote of the Portfolio's beneficial interests. Investors also have under certain circumstances the right to remove one or more Trustees without a meeting. Upon liquidation or dissolution of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

     Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's taxable income, gain, loss, deductions and credits in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code and regulations promulgated thereunder.

     The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code assuming that the investor invested all of its investable assets in the Portfolio.

     Investor inquiries may be directed to R. Meeder & Associates, Inc. at 6000 Memorial Drive, Dublin, Ohio 43017.

ITEM 7.  PURCHASE OF SECURITIES.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     An investment in the Portfolio may be made without a sales load at the net asset value next determined after an order is received in "good order" by the Portfolio. Net asset value is determined as described in Item 19 of Part B.

     There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).

     The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Fund Business Day. As of 4:00 p.m., New York time, on each such day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected as of 4:00 p.m., New York time, on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m., New York time, on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected as of 4:00 p.m., New York time, on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m., New York time, on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio effected as of 4:00 p.m., New York time, on such day. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m., New York time, on the following Fund Business Day.

ITEM 8.  REDEMPTION OR REPURCHASE.

     An investor in the Portfolio may reduce any portion or all of its investment at any time at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. Any such withdrawal could result in a distribution in kind of portfolio securities (as opposed to a cash distribution from the Portfolio). A distribution in kind may result in a less diversified portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next business day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

     The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

ITEM 9.  PENDING LEGAL PROCEEDINGS.

     Not applicable.

                                     PART B


ITEM 10.  COVER PAGE.

     Not applicable.

ITEM 11.  TABLE OF CONTENTS.

                                                                   Page

     General Information and History ............................. B-1
     Investment Objective and Policies ........................... B-1
     Management of the Portfolio ................................. B-17
     Control Persons and Principal Holders of Securities ......... B-19
     Investment Advisory and Other Services ...................... B-20
     Brokerage Allocation and Other Practices .................... B-22
     Capital Stock and Other Securities .......................... B-25
     Purchase, Redemption and Pricing of Securities .............. B-26
     Tax Status .................................................. B-27
     Underwriters ................................................ B-27
     Calculation of Performance Data ............................. B-27
     Financial Statements ........................................ B-28

ITEM 12.  GENERAL INFORMATION AND HISTORY.

     Not applicable.

ITEM 13.  INVESTMENT OBJECTIVE AND POLICIES.

     Part A contains additional information about the investment objective and policies of the Utilities Stock Portfolio (the "Portfolio"). This Part B should only be read in conjunction with Part A. The investment policies and limitations set forth below supplement those set forth in Part A.

                             INVESTMENT RESTRICTIONS

     Under the Investment Company Act of 1940 (the "1940 Act"), a "fundamental" policy may not be changed without the vote of a majority of the outstanding voting securities of the Portfolio, which is defined in the 1940 Act with respect to the Portfolio as the lesser of (a) 67 percent or more of the Portfolio's beneficial interests represented at a meeting of investors if the holders of more than 50 percent of the outstanding beneficial interests are present or represented by proxy, or (b) more than 50 percent of the outstanding beneficial interests ("Majority Vote"). However, except for the fundamental investment limitations set forth below, the investment policies and limitations described in this Part B are not fundamental and may be changed by the Trustees without investor approval. The percentage limitations contained in the restrictions listed below apply at the time of the purchase of the securities.

     The Portfolio may not:

(1) with respect to 75% of the Portfolio's total assets, purchase the securities of any issuer (other than obligations issued or guaranteed by the government of the United States, or any of its agencies or instrumentalities) if, as a result thereof, (a) more than 5% of the Portfolio's total assets would be invested in the securities of such issuer, or (b) the Fund would hold more than 10% of the voting securities of such issuer;

(2) issue senior securities, except as permitted under the 1940 Act;

(3) borrow money, except that the Portfolio may borrow money for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 33 1/3% of its total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that come to exceed this amount will be reduced within three days (not including Sundays and holidays) to the extent necessary to comply with the 33 1/3% limitation;

(4) underwrite securities issued by others (except to the extent that the Portfolio may be deemed to be an underwriter within the meaning of the Securities Act of 1933 in the disposition of restricted securities);

(5) purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities) if, as a result, more than 25% of the Portfolio's total assets would be invested in the securities of companies whose principal business activities are in the same industry, except that the Portfolio may invest more than 25% of its total assets in securities of public utility companies;

(6) purchase or sell real estate unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the Portfolio from investing in securities or other instruments backed by real estate or securities of companies engaged in the real estate business);

(7) purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the Portfolio from purchasing or selling options and futures contracts or from investing in securities or other instruments backed by physical commodities); or

(8) lend any security or make any other loan if, as a result, more than 33 1/3% of its total assets would be lent to other parties, but this limitation does not apply to purchases of debt securities or to repurchase agreements.

THE FOLLOWING INVESTMENT LIMITATIONS ARE NOT FUNDAMENTAL, AND MAY BE CHANGED WITHOUT SHAREHOLDER APPROVAL.

(i) The Portfolio does not currently intend to engage in short sales, but may engage in short sales "against the box" to the extent that the Portfolio contemporaneously owns or has the right to obtain at no added cost securities identical to those sold short, and provided that transactions in futures contracts and options are not deemed to constitute selling securities short.

(ii) The Portfolio does not currently intend to purchase securities on margin, except that the Fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments in connection with futures contracts and options on futures contracts shall not constitute purchasing securities on margin.


(iii) The Portfolio may borrow money only (a) from a bank, or from a registered investment company for which the Manager serves as investment adviser if an applicable exemptive order has been granted, or (b) by engaging in reverse repurchase agreements with any party (reverse repurchase agreements are treated as borrowings for purposes of fundamental investment limitation (3). The Portfolio will not purchase any security while borrowings representing more than 5% of its total assets are outstanding. The Portfolio will not borrow from other funds advised by the Manager if total outstanding borrowings immediately after such borrowing would exceed 15% of the Portfolio's total assets.


(iv) The Portfolio does not currently intend to purchase any security if, as a result, more than 10% of its net assets would be invested in securities that are deemed to be illiquid because they are subject to legal or contractual restrictions on resale or because they cannot be sold or disposed of in the ordinary course of business at approximately the prices at which they are valued.

(v) The Portfolio does not currently intend to invest in securities of real estate investment trusts that are not readily marketable, or to invest in securities of real estate limited partnerships that are not listed on the New York Stock Exchange or the American Stock Exchange or traded on the NASDAQ National Market System.

(vi) The Portfolio does not currently intend to lend assets other than securities to other parties, except by (a) lending money (up to 5% of the Portfolio's net assets) to a registered investment company for which the Manager serves as investment adviser or (b) acquiring loans, loan participations, or other forms of direct debt instruments and in connection therewith, assuming any associated unfunded commitments of the sellers. (This limitation does not apply to purchases or debt securities or to repurchase agreements.)

(vii) The Portfolio does not currently intend to purchase securities of other investment companies. This limitation does not apply to securities received as dividends, through offers of exchange, or as a result of reorganization, consolidation, or merger.

(viii) The Portfolio does not currently intend to purchase the securities of any issuer (other than securities issued or guaranteed by domestic or foreign governments or political subdivisions thereof) if, as a result, more than 5% of its total assets would be invested in the securities of business enterprises that, including predecessors, have a record of less than three years of continuous operation.

(ix) The Portfolio does not currently intend to purchase warrants, valued at the lower of cost or market, in excess of 5% of the Portfolio's net assets. Included in that amount, but not to exceed 2% of the Portfolio's net assets, may be warrants that are not listed on the New York Stock Exchange or the American Stock Exchange. Warrants acquired by the Portfolio in units or attached to securities are not subject to these restrictions.

(x) The Portfolio does not currently intend to invest in oil, gas, or other mineral exploration or development programs or leases.

(xi) The Portfolio does not currently intend to purchase the securities of any issuer if those officers and Trustees of the Trust and those officers and directors of the Manager or the Subadviser who individually own more than 1/2 of 1% of the securities of such issuer, together own more than 5% of such issuer's securities.

(xii) The Portfolio does not currently intend to invest in electric utilities whose generation of power is derived from nuclear reactors.


     For the Portfolio's limitations on futures and options transactions, see the section entitled "Limitations on Futures and Options Transactions" on page B-12. For the Portfolio's limitations on short sales, see the section entitled "Short Sales" on page B-16.


MONEY MARKET INSTRUMENTS. When investing in money market instruments, the Portfolio will limit its purchases, denominated in U.S. dollars, to the following securities.

     * U.S. Government Securities and Securities of its Agencies and Instrumentalities obligations issued or guaranteed as to principal or interest by the United States or its agencies (such as the Export Import Bank of the United States, Federal Housing Administration, and Government National Mortgage Association) or its instrumentalities (such as the Federal Home Loan Bank, Federal Intermediate Credit Banks and Federal Land Bank), including Treasury bills, notes and bonds.

     * Bank Obligations and Instruments Secured Thereby - obligations including certificates of deposit, time deposits and bankers' acceptances) of domestic banks having total assets of $1,000,000,000 or more, instruments secured by such obligations and obligations of foreign branches of such banks, if the domestic parent bank is unconditionally liable to make payment on the instrument if the foreign branch fails to make payment for any reason. The Portfolio may also invest in obligations (including certificates of deposit and bankers' acceptances) of domestic branches of foreign banks having assets of $1,000,000,000 or more, if the domestic branch is subject to the same regulation as United States banks. The Portfolio will not invest at time of purchase more than 25% of its assets in obligations of banks, nor will the Portfolio invest more than 10% of its assets in time deposits.

     * High Quality Commercial Paper - The Portfolio may invest in commercial paper rated no lower than "A-2" by Standard & Poor's Corporation or "Prime-2" by Moody's Investors Service, Inc., or, if not rated, issued by a company having an outstanding debt issue rated at least A by Standard & Poor's or Moody's.

     * Private Placement Commercial Paper - Private placement commercial paper consists of unregistered securities which are traded in public markets to qualified institutional investors, such as the Portfolio. The Portfolio's risk is that the universe of potential buyers for the securities, should the Portfolio desire to liquidate a position, is limited to qualified dealers and institutions, and therefore such securities could have the effect of being illiquid.

     * High Grade Corporate Obligations - obligations rated at least A by Standard & Poor's or Moody's. See rating information below.

     *    Repurchase Agreements -- See "Repurchase Agreements" below.

     The Subadviser exercises due care in the selection of money market instruments. However, there is a risk that the issuers of the securities may not be able to meet their obligations to pay interest or principal when due. There is also a risk that some of the Portfolio's securities might have to be liquidated prior to maturity at a price less than original amortized cost or value, face amount or maturity value to meet larger than expected redemptions. Any of these risks, if encountered, could cause a reduction in net income or in the net asset value of the Portfolio.

RATINGS

1.   Moody's Investors Service, Inc.'s Corporate Bond Rating:

     Aaa - Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa - Bonds which are rated Aa are judged to be high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins or protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa securities.

     A - Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

     Baa - Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length or time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

2.   Standard and Poor's Corporation's Corporate Bond Rating:

     AAA - Bonds rated AAA are highest grade obligations. They possess the ultimate degree of protection as to principal and interest. Marketwise they move with interest rates, and hence provide the maximum safety on all counts.

     AA - Bonds rated AA also qualify as high grade obligations, and in the majority of instances differ from AAA issues only in small degree. Here, too, prices move with the long-term money market.

     A - Bonds rated A are regarded as upper medium grade. They have considerable investment strength but are not entirely free from the adverse effect of changes in economic and trade conditions. Interest and principal are regarded as safe. They predominantly reflect money rates in their market behavior but, to some extent, also economic conditions.

     BBB - Bonds rated BBB are regarded as having an adequate capacity to pay principal and interest. Whereas they normally exhibit protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay principal and interest for bonds in this category than for bonds in the A category.

3.   A-1 and P-1 Commercial Paper Ratings:

     Commercial paper rated A-1 by Standard & Poor's Corporation ("S&P") has the following characteristics: Liquidity ratios are adequate to meet cash requirements. Long term senior debt is rated "A" or better. The issuer has access to at least two additional channels of borrowing. Basic earnings and cash flow have an upward trend. Typically, the issuer's industry is well established and the issuer has a strong position within the industry. The reliability and quality of management are unquestioned. Relative strength or weakness of the above factors determines whether the issuer's commercial paper is A-1, A-2, or A-3.

     The rating P-1 is the highest commercial paper rating assigned by Moody's Investors Service, Inc. ("Moody's"). Among the factors considered by Moody's in assigning ratings are the following: (1) evaluation of the management of the issuer; (2) economic evaluation of the issuer's industry or industries and an appraisal of speculative-type risks which may be inherent in certain areas; (3) evaluation of the issuer's products in relation to competition and customer acceptance; (4) liquidity; (5) amount and quality of long-term debt; (6) trend of earnings over a period of ten years; (7) financial strength of a parent company and the relationships which exist with the issuer; and (8) recognition by the management of obligations which may be present or may arise as a result of public interest questions and preparations to meet such obligations.

4.   Description of Permitted Money Market Investments:

     Commercial Paper - refers to promissory notes issued by corporations in order to finance their short term credit needs.

     U.S. Government Obligations - are bills, certificates of indebtedness, notes and bonds issued by the U.S. Treasury and agencies, authorities and instrumentalities of the U.S. Government established under the authority of an act of Congress. Some obligations of U.S. Government agencies, authorities and instrumentalities are supported by the full faith and credit of the U.S. Treasury, as for example, the Government National Mortgage Association; others by the right of the issuer to borrow from the Treasury, as in the case of Federal Farm Credit Banks and Federal National Mortgage Association; and others only by the credit of the agency, authority or instrumentality; as for example, Federal Home Loan Mortgage and Federal Home Loan Bank.

     Repurchase Agreements - See "Repurchase Agreements" below.

     Certificates of Deposit - are certificates issued against funds deposited in a bank, are for a definite period of time, earn a specified or variable rate of return and are normally negotiable.

     Banker's Acceptances - are short-term credit instruments used to finance the import, export, transfer or storage of goods. They are termed "accepted" when a bank guarantees their payment at maturity.

     Corporate Obligations - include bonds and notes issued by corporations in order to finance longer term credit needs.

     ILLIQUID INVESTMENTS are investments that cannot be sold or disposed of in the ordinary course of business at approximately the prices at which they are valued. Under the supervision of the Board of Trustees, the Subadviser determines the liquidity of the Portfolio's investments and, through reports from the Subadviser, the Board monitors investments in illiquid instruments. In determining the liquidity of the Portfolio's investments, the Subadviser may consider various factors, including (1) the frequency of trades and quotations,
(2) the number of dealers and prospective purchasers in the marketplace, (3) dealer undertakings to make a market, (4) the nature of the security (including any demand or tender features), and (5) the nature of the marketplace for trades (including the ability to assign or offset the Portfolio's rights and obligations relating to the investment). Investments currently considered by the Portfolio to be illiquid include repurchase agreements not entitling the holder to payment of principal and interest within seven days, over-the-counter options, and non-government stripped fixed-rate mortgage-backed securities.

Also, the Subadviser may determine some restricted securities, government-stripped fixed-rate mortgage-backed securities, loans and other direct debt instruments, and swap agreements to be illiquid. However, with respect to over-the-counter options the Portfolio writes, all or a portion of the value of the underlying instrument may be illiquid depending on the assets held to cover the option and the nature and terms of any agreement the Portfolio may have to close out the option before expiration. In the absence of market quotations, illiquid investments are priced at fair value as determined in good faith by the Board of Trustees. If through a change in values, net assets, or other circumstances, the Portfolio were in a position where more than 10% of its net assets were invested in illiquid securities, it would seek to take appropriate steps to protect liquidity.

     RESTRICTED SECURITIES generally can be sold in privately negotiated transactions, pursuant to an exemption from registration under the Securities Act of 1933, or in a registered public offering. Where registration is required, the Portfolio may be obligated to pay all or part of the registration expense and a considerable period may elapse between the time it decides to seek registration and the time the Portfolio may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Portfolio might obtain a less favorable price than prevailed when it decided to seek registration of the security.

     REPURCHASE AGREEMENTS. In a repurchase agreement, the Portfolio purchases a security and simultaneously commits to resell that security to the seller at an agreed upon price on an agreed upon date within a number of days from the date of purchase. The resale price reflects the purchase price plus an agreed upon incremental amount which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value (at least equal to the amount of the agreed upon resale price and marked to market daily) of the underlying security. The Portfolio may engage in repurchase agreements with respect to any security in which it is authorized to invest.

     While it does not presently appear possible to eliminate all risks from these transactions (particularly the possibility of a decline in the market value of the underlying securities, as well as delays and costs to the Portfolio in connection with bankruptcy proceedings), it is the Portfolio's current policy to limit repurchase agreement transactions to parties whose creditworthiness has been reviewed and found satisfactory by the Subadviser.

     REVERSE REPURCHASE AGREEMENTS. In a reverse repurchase agreement, the Portfolio sells a portfolio instrument to another party, such as a bank or broker-dealer, in return for cash and agrees to repurchase the instrument at a particular price and time. While a reverse repurchase agreement is outstanding, the Portfolio will maintain appropriate liquid assets in a segregated custodial account to cover its obligation under the agreement. The Portfolio will enter into reverse repurchase agreements only with parties whose creditworthiness has been found satisfactory by the Subadviser. Such transactions may increase fluctuations in the market value of the Portfolio's assets and may be viewed as a form of leverage.

     SECURITIES LENDING. The Portfolio may lend securities to parties such as broker-dealers or institutional investors.

     Securities lending allows the Portfolio to retain ownership of the securities loaned and, at the same time, to earn additional income. Since there may be delays in the recovery of loaned securities, or even a loss of rights in collateral supplied should the borrower fail financially, loans will be made only to parties deemed by the Subadviser to be of good standing. Furthermore, they will only be made if, in the Subadviser's judgment, the consideration to be earned from such loans would justify the risk.

     The Subadviser understands that it is the current view of the SEC Staff that the Portfolio may engage in loan transactions only under the following conditions: (1) the Portfolio must receive 100% collateral in the form of cash or cash equivalents (e.g., U.S. Treasury bills or notes) from the borrower; (2) the borrower must increase the collateral whenever the market value of the securities loaned (determined on a daily basis) rises above the value of the collateral; (3) after giving notice, the Portfolio must be able to terminate the loan at any time; (4) the Portfolio must receive reasonable interest on the loan or a flat fee from the borrower, as well as amounts equivalent to any dividends, interest, or other distributions on the securities loaned and to any increase in market value; (5) the Portfolio may pay only reasonable custodian fees in connection with the loan; and (6) the Board of Trustees must be able to vote proxies on the securities loaned, either by terminating the loan or by entering into an alternative arrangement with the borrower.

     Cash received through loan transactions may be invested in any security in which the Portfolio is authorized to invest. Investing this cash subjects that investment, as well as the security loaned, to market forces (i.e., capital appreciation or depreciation).

     FOREIGN INVESTMENTS. Foreign investments can involve significant risks in addition to the risks inherent in U.S. investments. The value of securities denominated in or indexed to foreign currencies, and of dividends and interest from such securities, can change significantly when foreign currencies strengthen or weaken relative to the U.S. dollar. Foreign securities markets generally have less trading volume and less liquidity than U.S. markets, and prices on some foreign markets can be highly volatile.

     Many foreign countries lack uniform accounting and disclosure standards comparable to those applicable to U.S. companies, and it may be more difficult to obtain reliable information regarding an issuer's financial condition and operations.

     In addition, the costs of foreign investing, including withholding taxes, brokerage commissions, and custodial costs, are generally higher than for U.S. investments.

     Foreign markets may offer less protection to investors than U.S. markets. Foreign issuers, brokers, and securities markets may be subject to less government supervision. Foreign security trading practices, including those involving the release of assets in advance of payment, may involve increased risks in the event of a failed trade or the insolvency of a broker-dealer, and may involve substantial delays. It may also be difficult to enforce legal rights in foreign countries.

     Investing abroad also involves different political and economic risks. Foreign investments may be affected by actions of foreign governments adverse to the interests of U.S. investors, including the possibility of expropriation or nationalization of assets, confiscatory taxation, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars, or other government intervention. There may be a greater possibility of default by foreign governments or foreign government-sponsored enterprises. Investments in foreign countries also involve a risk of local political, economic, or social instability, military action or unrest, or adverse diplomatic developments. There is no assurance that the Subadviser will be able to anticipate or counter these potential events.

     The considerations noted above generally are intensified for investments in developing countries. Developing countries may have relatively unstable governments, economies based on only a few industries, and securities markets that trade a small number of securities.

     The Portfolio may invest in foreign securities that impose restrictions on transfer within the U.S. or to U.S. persons. Although securities subject to transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.

     American Depositary Receipts and European Depositary Receipts (ADRs and
EDRs) are certificates evidencing ownership of shares of a foreign-based corporation held in trust by a bank or similar financial institution. Designed for use in U.S. and European securities markets, respectively, ADRs and EDRs are alternatives to the purchase of the underlying securities in their national markets and currencies.

     FOREIGN CURRENCY TRANSACTIONS. The Portfolio may hold foreign currency deposits from time to time, and may convert dollars and foreign currencies in the foreign exchange markets. Currency conversion involves dealer spreads and other costs, although commissions usually are not charged. Currencies may be exchanged on a spot (i.e., cash) basis, or by entering into forward contracts to purchase or sell foreign currencies at a future date and price. Forward contracts generally are traded in an interbank market conducted directly between currency traders (usually large commercial banks) and their customers. The parties to a forward contract may agree to offset or terminate the contract before its maturity, or may hold the contract to maturity and complete the contemplated currency exchange.

     The Portfolio may use currency forward contracts to manage currency risks and to facilitate transactions in foreign securities. The following discussion summarizes the principal currency management strategies involving forward contracts that could be used by the Portfolio.

     In connection with purchases and sales of securities denominated in foreign currencies, the Portfolio may enter into currency forward contracts to fix a definite price for the purchase or sale in advance of the trade's settlement date. This technique is sometimes referred to as a "settlement hedge" or "transaction hedge."

     The Subadviser expects to enter into settlement hedges in the normal course of managing the Portfolio's foreign investments. The Portfolio could also enter into forward contracts to purchase or sell a foreign currency in anticipation of future purchases or sales of securities denominated in foreign currency, even if the specific investments have not yet been selected by the Subadviser.

     The Portfolio may also use forward contracts to hedge against a decline in the value of existing investments denominated in foreign currency. For example, if the Portfolio owned securities denominated in pounds sterling, it could enter into a forward contract to sell pounds sterling in return for U.S. dollars to hedge against possible declines in the pound's value. Such a hedge, sometimes referred to as a "position hedge," would tend to offset both positive and negative currency fluctuations, but would not offset changes in security values caused by other factors. The Portfolio could also hedge the position by selling another currency expected to perform similarly to the pound sterling - for example, by entering into a forward contract to sell Deutschemarks or European

Currency Units in return for U.S. dollars. This type of hedge, sometimes referred to as a "proxy hedge," could offer advantages in terms of cost, yield, or efficiency, but generally would not hedge currency exposure as effectively as a simple hedge into U.S. dollars. Proxy hedges may result in losses if the currency used to hedge does not perform similarly to the currency in which the hedged securities are denominated.

     Under certain conditions, SEC guidelines require mutual funds to set aside cash and appropriate liquid assets in a segregated custodial account to cover currency forward contracts. As required by SEC guidelines, the Portfolio will segregate assets to cover currency forward contracts, if any, whose purpose is essentially speculative. The Portfolio will not segregate assets to cover forward contracts entered into for hedging purposes, including settlement hedges, position hedges, and proxy hedges.

     Successful use of forward currency contracts will depend on the Subadviser's skill in analyzing and predicting currency values. Forward contracts may substantially change the Portfolio's investment exposure to changes in currency exchange rates, and could result in losses to the Portfolio if currencies do not perform as the Subadviser anticipates. For example, if a currency's value rose at a time when the Subadviser had hedged the Portfolio by selling that currency in exchange for dollars, the Portfolio would be unable to participate in the currency's appreciation. If the Subadviser hedges currency exposure through proxy hedges, the Portfolio could realize currency losses from the hedge and the security position at the same time if the two currencies do not move in tandem. Similarly, if the Subadviser increases the Portfolio's exposure to a foreign currency, and that currency's value declines, the Portfolio will realize a loss. There is no assurance that the Subadviser's use of forward currency contracts will be advantageous to the Portfolio or that it will hedge at an appropriate time. The policies described in this section are non-fundamental policies of the Portfolio.

     LIMITATIONS ON FUTURES AND OPTIONS TRANSACTIONS. The Portfolio will not:
(a) sell futures contracts, purchase put options, or write call options if, as a result, more than 50% of the Portfolio's total assets would be hedged with futures and options under normal conditions; (b) purchase futures contracts or write put options if, as a result, the Portfolio's total obligations upon settlement or exercise of purchased futures contracts and written put options would exceed 25% of its total assets; or (c) purchase call options if, as a result, the current value of option premiums for call options purchased by the Portfolio would exceed 5% of the Portfolio's total assets. These limitations do not apply to options attached to or acquired or traded together with their underlying securities, and do not apply to securities that incorporate features similar to options. The above limitations on the Portfolio's investments in futures contracts and options, and the Portfolio's policies regarding futures contracts and options discussed elsewhere herein, may be changed as regulatory agencies permit.

     FUTURES CONTRACTS. When the Portfolio purchases a futures contract, it agrees to purchase a specified underlying instrument at a specified future date. When the Portfolio sells a futures contract, it agrees to sell the underlying instrument at a specified future date. The price at which the purchase and sale will take place is fixed when the Portfolio enters into the contract.

     Some currently available futures contracts are based on specific securities, such as U.S. Treasury bonds or notes, and some are based on indices of securities prices, such as the Standard & Poor's 500 Composite Stock Price Index (S&P 500). Futures can be held until their delivery dates, or can be closed out before then if a liquid secondary market is available.

     The value of a futures contract tends to increase and decrease in tandem with the value of its underlying instrument. Therefore, purchasing futures contracts will tend to increase the Portfolio's exposure to positive and negative price fluctuations in the underlying instrument, much as if it had purchased the underlying instrument directly. When the Portfolio sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the market. Selling futures contracts, therefore, will tend to offset both positive and negative market price changes, much as if the underlying instrument had been sold.

     FUTURES MARGIN PAYMENTS. The purchaser or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the purchaser and seller are required to deposit "initial margin" with a futures broker, known as a futures commission merchant (FCM), when the contract is entered into. Initial margin deposits are typically equal to a percentage of the contract's value.

     If the value of either party's position declines, that party will be required to make additional "variation margin" payments to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. Initial and variation margin payments do not constitute purchasing securities on margin for purposes of the Portfolio's investment limitations. In the event of the bankruptcy of an FCM that holds margin on behalf of the Portfolio, the Portfolio may be entitled to return of margin owed to it only in proportion to the amount received by the FCM's other customers, potentially resulting in losses to the Portfolio.

     PURCHASING PUT AND CALL OPTIONS. By purchasing a put option the Portfolio obtains the right (but not the obligation) to sell the option's underlying instrument at a fixed strike price. In return for this right, the Portfolio pays the current market price for the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indices of securities prices, and futures contracts. The Portfolio may terminate its position in a put option it has purchased by allowing it to expire or by exercising the option. If the option is allowed to expire, the Portfolio will lose the entire premium it paid. If the Portfolio exercises the option, it completes the sale of the underlying instrument at the strike price. The Portfolio may also terminate a put option position by closing it out in the secondary market at its current price, if a liquid secondary market exists.

     The buyer of a typical put option can expect to realize a gain if security prices fall substantially. However, if the underlying instrument's price does not fall enough to offset the cost of purchasing the option, a put buyer can expect to suffer a loss (limited to the amount of the premium paid, plus related transaction costs).

     The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the underlying instrument at the option's strike price.

     A call buyer typically attempts to participate in potential price increases of the underlying instrument with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if security prices do not rise sufficiently to offset the cost of the option.

     WRITING PUT AND CALL OPTIONS. When the Portfolio writes a put option, it takes the opposite side of the transaction from the option's purchaser. In return for receipt of the premium, the Portfolio assumes the obligation to pay the strike price for the option's underlying instrument if the other party to the option chooses to exercise it. When writing an option on a futures contract the Portfolio will be required to make margin payments to an FCM as described above for futures contracts. The Portfolio may seek to terminate its position in a put option it writes before exercise by closing out the option in the secondary market at its current price. If the secondary market is not liquid for a put option the Portfolio has written, however, the Portfolio must continue to be prepared to pay the strike price while the option is outstanding, regardless of price changes, and must continue to set aside assets to cover its position.

     If security prices rise, a put writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If security prices remain the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If security prices fall, the put writer would expect to suffer a loss. This loss should be less than the loss from purchasing the underlying instrument directly, however, because the premium received for writing the option should mitigate the effects of the decline.

     Writing a call option obligates the Portfolio to sell or deliver the option's underlying instrument, in return for the strike price, upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing calls generally is a profitable strategy if prices remain the same or fall. Through receipt of the option premium, a call writer mitigates the effects of a price decline. At the same time, because a call writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call writer gives up some ability to participate in security price increases.

     COMBINED POSITIONS. The Portfolio may purchase and write options in combination with each other, or in combination with futures or forward contracts, to adjust the risk and return characteristics of the overall position. For example, the Portfolio may purchase a put option and write a call option on the same underlying instrument, in order to construct a combined position whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower price, in order to reduce the risk of the written call option in the event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

     CORRELATION OF PRICE CHANGES. Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized contracts available will not match the Portfolio's current or anticipated investments exactly. The Portfolio may invest in options and futures contracts based on securities with different issuers, maturities, or other characteristics from the securities in which it typically invests, which involves a risk that the options or futures position will not track the performance of the Portfolio's other investments.

     Options and futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the Portfolio's investments well. Options and futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect security prices the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in how options and futures and securities are traded, or from imposition of daily price fluctuation limits or trading halts.

     The Fund may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in the Portfolio's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or result in losses that are not offset by gains in other investments.

     LIQUIDITY OF OPTIONS AND FUTURES CONTRACTS. There is no assurance a liquid secondary market will exist for any particular options or futures contract at any particular time. Options may have relatively low trading volume and liquidity if their strike prices are not close to the underlying instrument's current price. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts, and may halt trading if a contract's price moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is imposed, it may be impossible for the Portfolio to enter into new positions or close out existing positions. If the secondary market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and potentially could require the Portfolio to continue to hold a position until delivery or expiration regardless of changes in its value. As a result, the Portfolio's access to other assets held to cover its options or futures positions could also be impaired.

     OTC OPTIONS. Unlike exchange-traded options, which are standardized with respect to the underlying instrument, expiration date, contract size, and strike price, the terms of over-the-counter options (options not traded on exchanges) generally are established through negotiation with the other party to the option contract. While this type of arrangement allows the Portfolio greater flexibility to tailor an option to its needs, OTC options generally involve greater credit risk than exchange-traded options, which are guaranteed by the clearing organization of the exchanges where they are traded.

     OPTIONS AND FUTURES RELATING TO FOREIGN CURRENCIES. Currency futures contracts are similar to forward currency exchange contracts, except that they are traded on exchanges (and have margin requirements) and are standardized as to contract size and delivery date. Most currency futures contracts call for payment or delivery in U.S. dollars. The underlying instrument of a currency option may be a foreign currency, which generally is purchased or delivered in exchange for U.S. dollars, or may be a futures contract. The purchaser of a currency call obtains the right to purchase the underlying currency, and the purchaser of a currency put obtains the right to sell the underlying currency.

     The uses and risks of currency options and futures are similar to options and futures relating to securities or indices, as discussed above. The Portfolio may purchase and sell currency futures and may purchase and write currency options to increase or decrease its exposure to different foreign currencies. The Portfolio may also purchase and write currency options in conjunction with each other or with currency futures or forward contracts. Currency futures and options values can be expected to correlate with exchange rates, but may not reflect other factors that affect the value of the Fund's investments. A currency hedge, for example, should protect a Yen-denominated security from a decline in the Yen, but will not protect the Portfolio against a price decline resulting from deterioration in the issuer's creditworthiness. Because the value of the Portfolio's foreign-denominated investments changes in response to many factors other than exchange rates, it may not be possible to match the amount of currency options and futures to the value of the Portfolio's investments exactly over time.

     ASSET COVERAGE FOR FUTURES AND OPTIONS POSITIONS. The Portfolio will comply with guidelines established by the SEC with respect to coverage of options and futures strategies by mutual funds, and if the guidelines so require, will set aside appropriate liquid assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures or option strategy is outstanding, unless they are replaced with other suitable assets. As a result, there is a possibility that segregation of a large percentage of the Portfolio's assets could impede portfolio management or the Fund's ability to meet redemption requests or other current obligations.

     SHORT SALES. The Portfolio may enter into short sales "against the box" with respect to equity securities it holds. For example, if the Subadviser anticipates a decline in the price of a stock the Portfolio holds, it may sell the stock short "against the box." If the stock price subsequently declines, the proceeds of the short sale could be expected to offset all or a portion of the stock's decline. The Portfolio currently intends to hedge no more than 15% of its total assets with short sales "against the box" on equity securities under normal circumstances.

     When the Portfolio enters into a short sale "against the box", it will be required to own or have the right to obtain at no added cost securities identical to those sold short "against the box" and will be required to continue to hold them while the short sale "against the box" is outstanding. The Portfolio will incur transactions costs, including interest expense, in connection with opening, maintaining, and closing short sales.

PORTFOLIO TURNOVER


     Because the Subadviser may employ flexible defensive investment strategies when market trends are not considered favorable, the Subadviser may occasionally change the entire portfolio of securities in the Portfolio. High transaction costs could result when compared with other funds. This defensive investment strategy can produce high portfolio turnover ratios when calculated in accordance with SEC rules. The Portfolio's annual portfolio turnover rate is not expected to exceed 60%. The portfolio turnover rate for the year ended December 31, 1996 was 51%. The turnover rate was a result of rebalancing the Portfolio to take advantage of market opportunities as well as to realize gains in the independent power and telecommunications areas.


     The Portfolio intends to comply with the short-term trading restrictions of Subchapter M of the Internal Revenue Code although these restrictions could inhibit a rapid change in the Portfolio's investments.

ITEM 14.  MANAGEMENT OF THE PORTFOLIO.

     The Trustees and officers of the Portfolio and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate those Trustees who are "interested persons" (as defined in the 1940 Act) of the Portfolio. Unless otherwise indicated, the address of each Trustee and officer is P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017.

                              TRUSTEES AND OFFICERS

Name, Address and Age                    Position Held                    Principal Occupation
---------------------                    -------------                    --------------------
ROBERT S. MEEDER, SR.*+, 68              Trustee/President                Chairman, R. Meeder & Associates,
                                                                          Inc., an investment adviser.

MILTON S. BARTHOLOMEW, 68                Trustee                          Retired; formerly a practicing
1424 Clubview Boulevard, S.                                               attorney in Columbus, Ohio; member of
Worthington, OH  43235                                                    the Portfolio's Audit Committee.

ROGER D. BLACKWELL, 56                   Trustee                          Professor of Marketing and Consumer
Blackwell Associates, Inc.                                                Behavior, The Ohio State University;
3380 Tremont Road                                                         President of Blackwell Associates,
Columbus, OH  43221                                                       Inc., a strategic consulting firm.

JOHN M. EMERY, 76                        Trustee                          Retired; formerly Vice President and
2390 McCoy Road                                                           Treasurer of Columbus & Southern Ohio
Columbus, OH  43220                                                       Electric Co.; member of the
                                                                          Portfolio's Audit Committee.

RICHARD A. FARR, 78                      Trustee                          President of R&R Supply Co. and
3250 W. Henderson Road                                                    Farrair Concepts, Inc., two companies
Columbus, OH  43220                                                       involved in engineering, consulting
                                                                          and sales of heating and air
                                                                          conditioning equipment.

WILLIAM L. GURNER*, 50                   Trustee                          President, Sector Capital Management,
Sector Capital Management, Inc.                                           an investment adviser (since January
5350 Poplar Avenue, Suite 490                                             1995); Manager of Trust Investments
Memphis, TN  38119                                                        of Federal Express Corporation
                                                                          (1987-1994).


                                      B-20

RUSSEL G. MEANS, 71                      Trustee                          Retired; formerly Chairman of
5711 Barry Trace                                                          Employee Benefit Management
Dublin, OH  43017                                                         Corporation, consultants and
                                                                          administrators of self-funded health
                                                                          and retirement plans.

ROBERT S. MEEDER, JR.*+, 36              Trustee and Vice President       President of R. Meeder & Associates,
                                                                          Inc.

LOWELL G. MILLER*, 48                    Trustee                          President, Miller/Howard Investments,
Miller/Howard Investments, Inc.                                           Inc., an investment adviser whose
141 Upper Byrdcliffe Road                                                 clients include the Portfolio and the
P. O. Box 549                                                             Utilities Stock Portfolio.
Woodstock, NY  12498

WALTER L. OGLE, 58                       Trustee                          Executive Vice President of Aon
400 Interstate North Parkway                                              Consulting, an employee benefits
Suite 1630                                                                consulting group.
Atlanta, GA  30339

PHILIP A. VOELKER*+, 43                  Trustee and Vice President       Senior Vice President and Chief
                                                                          Operating Officer of R. Meeder &
                                                                          Associates, Inc.

JAMES B. CRAVER*, 53                     Assistant Secretary              Practicing Attorney; Special Counsel
42 Miller Hill Road                                                       to Flex-Partners, Flex-funds and
Box 811                                                                   their Portfolios; Senior Vice
Dover, MA  02030                                                          President of Signature Financial
                                                                          Group, Inc. (January 1991 to August
                                                                          1995).

STEVEN T. MCCABE*+, 32                   Assistant Treasurer              Vice President, R. Meeder &
                                                                          Associates, Inc., and Vice President
                                                                          of Mutual Funds Service Co.


                                      B-21

DONALD F. MEEDER*+, 58                   Secretary/Treasurer              Vice President of R. Meeder &
                                                                          Associates, Inc., and President of
                                                                          Mutual Funds Service Company.

WESLEY F. HOAG*+, 40                     Vice President                   Vice President and General Counsel of
                                                                          R. Meeder & Associates, Inc. (since
                                                                          July 1993); Attorney, Porter, Wright,
                                                                          Morris & Arthur, a law firm (October
                                                                          1984 to June 1993).



     Each Trustee and officer of the Portfolio holds the same positions with other Portfolios, each a corresponding Portfolio of The Flex-funds or Flex-Partners, each a Massachusetts business trust consisting of several separate series. Robert S. Meeder, Sr. is Robert S. Meeder, Jr's. father and Donald F. Meeder's uncle.


     The following table shows the compensation paid by the Portfolio and all other mutual funds advised by the Adviser, including The Flex-funds, The Flex-Partners and the corresponding portfolios of The Flex-Partners and The Flex-funds (collectively, the "Fund Complex") as a whole to the Trustees of the Portfolio during the fiscal year ended December 31, 1996.


                               COMPENSATION TABLE


                                                                                         Total
                                                 Pension or                              Compensation
                                                 Retirement                              from
                                Aggregate        Benefits                                Registrant
                                Compensation     Accrued as Part     Estimated Annual    and Fund
                                from the         of Portfolio or     Benefits Upon       Complex Paid
Trustee                         Portfolio        Fund Expense        Retirement          to Trustee
-------                         ---------        ------------        ----------          ----------
Robert S. Meeder, Sr.           None             None                None                None

Milton S. Bartholomew           $1,485           None                None                $7,550

John M. Emery                   None             None                None                $7,550

Richard A. Farr                 None             None                None                $6,750

William F. Gurner               None             None                None                $5,250


                                      B-22

Russel G. Means                 $1,325           None                None                $6,750

Lowell G. Miller                None             None                None                None

Robert S. Meeder, Jr.           None             None                None                None

Walter L. Ogle                  $1,200           None                None                $6,000

Philip A. Voelker               None             None                None                None

Roger A. Blackwell              None             None                None                $5,250


     Each Trustee who is not an "interested person" is paid a meeting fee of $250 per meeting for each of the five Portfolios. In addition, each such Trustee earns an annual fee, payable quarterly, based on the average net assets in each Portfolio based on the following schedule: Money Market Portfolio, 0.0005% of the amount of average net assets between $500 million and $1 billion; 0.0025% of the amount of average net assets exceeding $1 billion. For the other four Portfolios, including the Portfolio, each Trustee is paid a fee of 0.00375% of the amount of each Portfolio's average net assets exceeding $15 million. Mr. Bartholomew comprises the Audit Committee for each corresponding Portfolio of The Flex-funds and the Flex-Partners Trusts. Mr. Bartholomew is paid $500 for each meeting of the Audit Committee attended regardless of the number of Audit Committees on which he serves. Trustee fees for the Utilities Stock Portfolio totaled $4,010 for the year ended December 31, 1996. Audit Committee fees for the Portfolio totaled $160 for the year ended December 31, 1996. All other officers and Trustees serve without compensation from the Portfolio.


     The Declaration of Trust provides that the Portfolio will indemnify its Trustees and officers as described below under Item 18.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


     The Flex-funds The Total Return Utilities Fund and The Flex-Partners Utility Growth Fund (the "Funds") have an investment in the Portfolio equaling approximately 64% and 36%, respectively of the Portfolio's interests. No Trustee or officer of the Portfolio or any other person, except the Funds, own in the aggregate more than 1% interest in the Portfolio as of the date of this registration statement.

ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES.

                         INVESTMENT ADVISER AND MANAGER

     R. Meeder & Associates, Inc. (the "Manager") is the investment adviser and manager for, and has an Investment Advisory Contract with, the Portfolio.

     Pursuant to the Investment Advisory Contract with the Portfolio, the Manager, subject to the supervision of the Portfolio's Board of Trustees and in conformity with the stated objective and policies of the Portfolio, manages both the investment operations of, and the composition of the Portfolio's portfolio, including the purchase, retention, disposition and loan of securities. In connection therewith, the Manager is obligated to keep certain books and records of the Portfolio. The Manager also administers the Portfolio's business affairs, and in connection therewith, furnishes the Portfolio with office facilities, together with those ordinary clerical and bookkeeping services which are not being furnished by Star Bank, N.A., the Portfolio's custodian and Mutual Funds Service Co., the Portfolio's transfer and disbursing agent. The management services of the Manager are not exclusive under the terms of the Investment Advisory Agreement and the Manager is free to, and does, render management services for others.

     The Investment Advisory Contract for the Portfolio was separately approved by a vote of a majority of the Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Portfolio. The Investment Advisory Contract is to remain in force so long as renewal thereof is specifically approved at least annually by a majority of the Trustees or by vote of a majority of the interests in the Portfolio, and in either case by vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) at a meeting called for the purpose of voting on such renewal.

     The Investment Advisory Contract provides that the Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which the Investment Advisory Contract relates except for a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The Investment Advisory Contract will terminate automatically if assigned and may be terminated without penalty at any time upon 60 days' prior written notice by Majority Vote of the Portfolio, by the Trustees of the Portfolio, or by the Manager.

     The expenses of the Portfolio include the compensation of the Trustees who are not affiliated with the Manager or Subadviser; registration fees; membership dues allocable to the Portfolio; fees and expenses of independent accountants, of legal counsel and of any transfer agent or accountant of the Portfolio; insurance premiums and other miscellaneous expenses.

     Expenses of the Portfolio also include all fees under its Accounting and Administrative Service Agreement; the expenses connected with the execution, recording and settlement of security transactions; fees and expenses of the Portfolio's custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to investors and to governmental offices and commissions; expenses of meetings of investors and Trustees; the advisory fees payable to the Manager under the Investment Advisory Contract and other miscellaneous expenses.


     The Manager earns an annual fee, payable in monthly installments as follows. The fee for the Portfolio is based upon the average net assets of the Portfolio and is at the rate of 1% of the first $50 million, 0.75% of the next $50 million and 0.60% in excess of $100 million of average net assets. The Portfolio paid fees to the Manager totaling $65,190 for the year ended December 31, 1996.

     R. Meeder & Associates, Inc. was incorporated in Ohio on February 1, 1974 and maintains its principal offices at 6000 Memorial Drive, Dublin, Ohio 43017. The Manager is a wholly-owned subsidiary of Muirfield Investors, Inc. ("MII"), which is controlled by Robert S. Meeder, Sr. through the ownership of voting common stock. The Manager's officers and directors, and the principal offices are as set forth as follows: Robert S. Meeder, Sr., Chairman and Sole Director; Robert S. Meeder, Jr., President and Treasurer; Philip A. Voelker, Senior Vice President and Chief Operating Officer; Donald F. Meeder, Vice President and Secretary; Sherrie L. Acock, Vice President; Robert D. Baker, Vice President; Wesley F. Hoag, Vice President and General Counsel; Steven T. McCabe, Vice President; and Roy E. Rogers, Vice President. Mr. Robert S. Meeder, Sr. is President and a Trustee of the Portfolio. Each of Mr. Donald F. Meeder, Wesley
F. Hoag and Steven T. McCabe is an officer of the Portfolio. Each of Mr. Robert
S. Meeder, Jr. and Philip A. Voelker is a Trustee and officer of the Portfolio.


     The general counsel for the Manager was primarily responsible for preparing and filing with the Securities and Exchange Commission the registration statement for the Portfolio. A charge in the amount of $5,000 for such legal services rendered by the Manager on behalf of the Portfolio will be paid and amortized by the Portfolio as an organization expense over a period not exceeding 60 months.

                              INVESTMENT SUBADVISER


         Miller/Howard Investments, Inc., 141 Upper Byrdcliffe Road, P. O. Box 549, Woodstock, New York 12498, serves as the Portfolio's Subadviser. Lowell G. Miller controls the Subadviser through the ownership of voting common stock. The

Investment Subadvisory Agreement provides that the Subadviser shall furnish investment advisory services in connection with the management of the Portfolio. In connection therewith, the Subadviser is obligated to keep certain books and records of the Portfolio. The Manager continues to have responsibility for all investment advisory services pursuant to the Investment Advisory Agreement and supervises the Subadviser's performance of such services. Under the Investment Subadvisory Agreement, the Manager, not the Portfolio, pays the Subadviser a fee, based upon the average daily net assets of the Portfolio, payable monthly, and computed at the rate of 0.00% of the first $10 million, .40% of the next $50 million, .30% of the next $40 million, and .25% in excess of $100 million of the Portfolio's average net assets.


     The Investment Subadvisory Agreement provides that the Subadviser will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Portfolio, except a loss resulting from misfeasance, bad faith, gross negligence or reckless disregard of duty. The Investment Subadvisory Agreement provides that it will terminate automatically if assigned, and that it may be terminated by the Manager without penalty to the Portfolio by the Manager, the Trustees of the Portfolio or by the vote of a majority of the outstanding voting securities of the Portfolio upon not less than 30 days' written notice. The Investment Subadvisory Agreement will continue in effect for a period of more than two years from the date of execution only so long as such continuance is specifically approved at least annually in conformity with the 1940 Act. The Investment Subadvisory Agreement was approved by the Board of Trustees of the Portfolio, including all of the Trustees who are not parties to the contract or "interested persons" of any such party.

                                 TRANSFER AGENT

     Mutual Funds Service Co. provides accounting, transfer agency, dividend disbursing, and shareholder services to the Portfolio. The minimum annual fee for accounting services for the Portfolio is $7,500. Subject to the applicable minimum fee, the Portfolio's annual fee, payable monthly, is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million and 0.01% in excess of $80 million of the Portfolio's average net assets. These fees are reviewable annually by the Trustees of the Portfolio.

                                    CUSTODIAN

     Star Bank, N.A., 425 Walnut Street, Cincinnati, OH 45202, is custodian of the assets of the Portfolio. The custodian is responsible for the safekeeping of the Portfolio's assets and the appointment of subcustodian banks and clearing agencies. The custodian takes no part in determining the investment policies of the Portfolio or in deciding which securities are purchased or sold by the Portfolio. The Portfolio may, however, invest in obligations of the custodian and may purchase or sell securities from or to the custodian.

                             INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP, Two Nationwide Plaza, Columbus, Ohio 43215, serves as the Portfolio's independent accountant. The auditor examines financial statements for the Portfolio and provides other audit, tax, and related services.

ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

     All orders for the purchase or sale of portfolio securities are placed on behalf of the Portfolio by the Subadviser pursuant to authority contained in the investment advisory agreement and investment subadvisory agreement. The Subadviser is also responsible for the placement of transaction orders for accounts for which it or its affiliates act as investment adviser. In selecting broker-dealers, subject to applicable limitations of the federal securities laws, the Subadviser considers various relevant factors, including, but not limited to, the size and type of the transaction; the nature and character of the market for the security to be purchased or sold; the execution efficiency, settlement capability, and financial condition of the broker-dealer firm; the broker-dealer's execution services rendered on a continuing basis the reasonableness of any commissions, and arrangements for payment of Portfolio expenses.

     The Portfolio's brokerage transactions involving securities of companies headquartered in countries other than the United States will be conducted primarily on the markets of principal exchanges of such countries. Foreign markets are generally not as developed as those located in the United States, which may result in higher transaction costs, delayed settlement and less liquidity for trades effected in foreign markets. Transactions on foreign exchanges are usually subject to fixed commissions that generally are higher than negotiated commissions on U.S. transactions. There is generally less government supervision and regulation of exchanges and brokers in foreign countries than in the United States.

     The Portfolio may execute portfolio transactions with broker-dealers who provide research and execution services to the Portfolio or other accounts over which the Subadviser or its affiliates exercise investment discretion. Such services may include advice concerning the value of securities; the advisability of investing in, purchasing or selling securities; the availability of securities or the purchasers or sellers of securities; furnishings analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and performance of accounts; and effecting securities transactions and performing functions incidental thereto (such as clearance and settlement). The selection of such broker-dealers generally is made by the Subadviser (to the extent possible consistent with execution considerations) in accordance with a ranking of broker-dealers determined periodically by the Subadviser's investment staff based upon the quality of research and execution services provided.

     The receipt of research from broker-dealers that execute transactions on behalf of the Portfolio may be useful to the Subadviser in rendering investment management services to the Portfolio or its other clients, and conversely, such research provided by broker-dealers who have executed transaction orders on behalf of other Subadviser clients may be useful to the Subadviser in carrying out its obligations to the Portfolio. The receipt of such research is not expected to reduce the Subadviser's normal independent research activities; however, it enables the Subadviser to avoid the additional expenses that could be incurred if the Subadviser tried to develop comparable information through its own efforts.

     Subject to applicable limitations of the federal securities laws, broker-dealers may receive commissions for agency transactions that are in excess of the amount of commissions charged by other broker-dealers in recognition of their research and execution services. In order to cause the Portfolio to pay such higher commissions, the Subadviser must determine in good faith that such commissions are reasonable in relation to the value of the brokerage and research services provided by such executing broker-dealers, viewed in terms of a particular transaction or the Subadviser's overall responsibilities to the Portfolio and its other clients. In reaching this determination, the Subadviser will not attempt to place a specific dollar value on the brokerage and research services provided or to determine what portion of the compensation should be related to those services.

     The Subadviser is authorized to use research services provided by and to place portfolio transactions with brokerage firms that have provided assistance in the distribution of shares of the investors to the extent permitted by law.


     The Subadviser may allocate brokerage transactions to broker-dealers who have entered into arrangements with the Subadviser under which the broker-dealer allocates a portion of the commissions paid by the Portfolio toward payment of either the Portfolio's expenses, such as custodian fees, or a proportionate share of each Fund's expenses, such as transfer agent fees of Mutual Funds Service Co. The transaction quality must, however, be comparable to those of other qualified broker-dealers. For the year ended December 31, 1996 directed brokerage payments of $3,377 were made to reduce expenses of the Portfolio.

     The Trustees of the Portfolio periodically review the Subadviser's performance of its responsibilities in connection with the placement of portfolio transactions on behalf of the Portfolio and review the commissions paid by the Portfolio over representative periods of time to determine if they are reasonable in relation to the benefits to the Portfolio.

     From time to time, the Trustees of the Portfolio will review whether the recapture for the benefit of the Portfolio of some portion of the brokerage commissions or similar fees paid by the Portfolio on portfolio transactions is legally permissible and advisable.

     The Portfolio seeks to recapture soliciting broker-dealer fees on the tender of portfolio securities, but at present no other recapture arrangements are in effect. The Trustees of the Portfolio intend to continue to review whether recapture opportunities are available and are legally permissible and, if so, to determine in the exercise of their business judgment, whether it would be advisable for the Portfolio to seek such recapture.

     Although the Trustees and officers of the Portfolio are substantially the same as those of other portfolios managed by the Manager, investment decisions for the Portfolio are made independently from those of other portfolios managed by the Manager or accounts managed by affiliates of the Manager. It sometimes happens that the same security is held in the portfolio of more than one of these funds or accounts. Simultaneous transactions are inevitable when several portfolios are managed by the same investment adviser, particularly when the same security is suitable for the investment objective of more than one portfolio.

     When two or more portfolios are simultaneously engaged in the purchase or sale of the same security, the prices and amounts are allocated in accordance with a formula considered by the officers of the portfolios involved to be equitable to each portfolio. In some cases this system could have a detrimental effect on the price or value of the security as far as the Portfolio is concerned. In other cases, however, the ability of the Portfolio to participate in volume transactions will produce better executions and prices for the Portfolio. It is the current opinion of the Trustees of the Portfolio that the desirability of retaining the Manager as investment adviser to the Portfolio outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

     The Portfolio effects transactions in its portfolio securities on securities exchanges on a non-exclusive basis through Adviser Dealer Services, Inc., the distributor (the "Distributor") for the BTB Fund, all of whose assets are invested in the Portfolio. Because the Distributor is an "affiliated person" of the Portfolio (as such term is defined under the Investment Company Act of 1940) by serving as the distributor of the BTB Fund, the Board of Trustees of the Portfolio has adopted procedures pursuant to Rule 17e-1 under the Investment Company Act of 1940 governing the payment of commissions by the Portfolio to the Distributor in its capacity as a broker-dealer. During the year ended December 31, 1996 the Portfolio paid total commissions of $13,594 on the purchase and sale of portfolio securities, of which $0 was paid to the Distributor or former distributors.


ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.

     Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and non-assessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

     Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

     The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to the amount of their investment) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

     The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the trustees and officers will be indemnified by the Portfolio against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio determines its net asset value as of 4:00 p.m., New York time, each Fund Business Day by dividing the value of the Portfolio's net assets by the value of the investment of the investors in the Portfolio at the time the determination is made. (As of the date of this Registration Statement, the New York Stock Exchange is open for trading every weekday except for the following holidays (or days on which such holiday is observed): New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas.) Purchases and reductions will be effected at the time of determination of net asset value next following the receipt of any purchase or reduction order.

     Securities owned by the Portfolio and listed or traded on any national securities exchange are valued at each closing of the NYSE on the basis of the last sale on such exchange each day that the exchange is open for business. If there is no sale on that day, or if the security is not listed, it is valued at its last bid quotation on the exchange or, in the case of unlisted securities, as obtained from an established market maker. Futures contracts are valued on the basis of the cost of closing out the liability; i.e., at the settlement price of a closing contract or at the asked quotation for such a contract if there is no sale. Money market instruments having maturities of 60 days or less are valued at amortized cost if not materially different from market value. Portfolio securities for which market quotations are not readily available are to be valued in good faith by the Board of Trustees.

ITEM 20.  TAX STATUS.

     The Portfolio is organized as a trust under New York law. Under the method of operation of the Portfolio, the Portfolio is not subject to any income tax. However, each investor in the Portfolio is taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share is made in accordance with the Internal Revenue Code and regulations promulgated thereunder.

     The Portfolio's taxable year-end is December 31. Although, as described above, the Portfolio is not subject to federal income tax, it files appropriate federal income tax returns.

     The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code assuming that the investor invested all of its investable assets in the Portfolio.

ITEM 21.  UNDERWRITERS.


     The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.


ITEM 22.  CALCULATION OF PERFORMANCE DATA.

     Not applicable.

ITEM 23.  FINANCIAL STATEMENTS.

     The following financial statements are intended to provide information only with respect to the Utilities Stock Portfolio. Persons interest in obtaining information about any of the other Portfolios should contact the Investment Adviser to obtain a copy of such Portfolio's current Registration Statement.


                          UTILITIES STOCK PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                        SHARES OR
INDUSTRIES/CLASSIFICATIONS                            FACE AMOUNT       VALUE


COMMON STOCKS - 88.5%
ELECTRIC/GAS UTILITY - (4.1%)
MDU Resources Group Incorporated                           6,100   $  140,300
Nipsco Industries Incorporated                             4,700      186,238

                                                                     ========
                                                                      326,538
                                                                     --------

ELECTRIC UTILITY - (18.1%)
Cinergy Corporation                                        7,900      263,663
Ipalco Enterprises Incorporated                            6,000      163,500
KU Energy Corporation                                      3,300       99,000
LG&E Energy Corporation                                    8,600      210,700
Pacificorp                                                10,000      205,000
Public Service Company of Colorado                         5,900      229,362
Teco Energy Incorporated                                  11,000      265,375

                                                                     ========
                                                                    1,436,600
                                                                     --------

DIVERSIFIED UTILITY - (1.9%)
Citizens Utilities Company Class B                        13,514      150,341
                                                                     --------

NATURAL GAS (DISTRIBUTOR) - (21.8%)
Bay State Gas Company                                      2,200       62,150
Brooklyn UN Gas Company                                    5,900      177,738
Consolidated Natural Gas Company                           3,900      215,475
MCN Corporation                                            6,200      179,025
Nicor Incorporated                                         1,800       64,350
Pacific Enterprises                                        7,000      212,625
Panenergy Corporation                                      5,500      247,500
Transcanada Pipelines Ltd.                                 8,200      143,500
UGI Corporation                                            2,000       44,750
Wicor Incorporated                                         5,800      208,075
Williams Companies Incorporated                            4,800      180,000

                                                                     ========
                                                                    1,735,188
                                                                     --------


                                      B-34



Utilities Stock Portfolio, continued


OIL/GAS (DOMESTIC) - (7.9%)

El Paso Natural Gas Company                                4,800      242,400
Enron Corporation                                          3,000      129,375
Questar Corporation                                        5,300      194,775
Sante Fe Pacific Pipeline Partners                         1,600       60,800

                                                                     ========
                                                                      627,350
                                                                     --------

TELECOMMUNICATION EQUIPMENT - (2.1%)
LCC International A                                        5,000       92,500
Vanguard Cellular                                          4,700       74,025

                                                                     ========
                                                                      166,525
                                                                     --------

TELECOMMUNICATION SERVICES - (28.7%)
Airtouch Communications                                    5,600      141,400
Alltel Corporation                                         8,100      254,138
Bell Atlantic Corporation                                  2,400      155,400
Bellsouth Corporation                                      3,000      121,125
Century Telephone                                          8,500      262,437
Frontier Corporation                                       9,500      214,937
GTE Corporation                                            5,200      236,600
Intellicell Corporation                                   30,000      221,250
MCI Communications                                         5,000      163,437
Sprint Corporation                                         4,400      175,450
Tele Denmark                                               5,000      136,250
U.S. West Incorporated                                     6,000      193,500

                                                                    =========
                                                                    2,275,924
                                                                    ---------

WATER UTILITY - (3.9%)
American Water Works Incorporated                         15,200      313,500
                                                                     --------

TOTAL COMMON STOCKS
(Cost $6,252,239)                                                   7,031,966
                                                                    ---------


                                      B-35



UTILITIES STOCK PORTFOLIO, continued


U.S. TREASURY BILLS - 0.0%
U.S. Treasury Bill, 4.90%, due 1/09/97                 $  1,000         1,000
                                                                      -------

TOTAL U.S. TREASURY BILLS
 (Cost $1,000)                                                          1,000
                                                                      -------

REPURCHASE AGREEMENTS - 11.5%
 (Collateralized by U.S. government
  obligations - market value $922,418)
   Prudential Bache Securities, dated 12/31/96,
    6.75%, due 1/02/97                                  914,000       914,000
                                                                      -------

TOTAL REPURCHASE AGREEMENTS
 (Cost $914,000)                                                      914,000
                                                                      -------

TOTAL INVESTMENTS - 100%                                           ==========
 (Cost $7,167,239)                                                 $7,946,966
                                                                   ----------

See accompanying notes to financial statements



                            GROWTH STOCK PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                         SHARES OR
INDUSTRIES/CLASSIFICATIONS                               FACE AMOUNT      VALUE


COMMON STOCKS - 67.6%
AEROSPACE/DEFENSE - (3.4%)
Boeing Company                                              7,850      $835,044
                                                                       --------

ALUMINUM - (2.0%)
Aluminum Company of America                                 7,850       500,438
                                                                       --------

AUTO AND TRUCK - (1.8%)
General Motors                                              7,850       437,637
                                                                       --------

BANKING - (3.1%)
J.P. Morgan & Company, Inc.                                 7,850       766,356
                                                                       --------

BEVERAGE - (1.7%)
Coca Cola                                                   7,850       413,106
                                                                       --------

CHEMICAL (BASIC) - (4.3%)
Dupont                                                      7,850       740,844
Union Carbide                                               7,850       320,869
                                                                       ========

                                                                      1,061,713
                                                                       --------

CHEMICAL (DIVERSIFIED) - (2.7%)
Minnesota Mining & Manufacturing                             7,850      650,569
                                                                       --------

COMPUTER AND PERIPHERALS - (4.8%)
International Business Machines                              7,850    1,185,350
                                                                       --------

DRUG - (2.5%)

Merck & Company, Inc.                                        7,850      622,112
                                                                       --------


                                      B-37



GROWTH STOCK PORTFOLIO, continued


ELECTRICAL EQUIPMENT - (3.8%)
General Electric Company                                      7,850     776,169
Westinghouse Electric Corporation                             7,850     156,018

                                                                       ========
                                                                        932,187
                                                                       --------

FINANCIAL SERVICES - (1.8%)
American Express                                              7,850     443,525
                                                                       --------

HOUSEHOLD PRODUCTS - (3.4%)
Procter & Gamble                                              7,850     843,875
                                                                       --------

MACHINERY (CONSTRUCTION & MINING) - (2.4%)
Caterpillar Inc.                                              7,850     590,713
                                                                       --------

MULTIFORM - (4.3%)

Allied-Signal Inc.                                            7,850     525,950
United Technologies                                           7,850     518,100

                                                                       ========
                                                                      1,044,050
                                                                       --------

PAPER AND FOREST PRODUCTS - (1.3%)
International Paper                                           7,850     316,943
                                                                       --------

PETROLEUM (INTEGRATED) - (8.3%)
Chevron Corporation                                           7,850     510,250
Exxon                                                         7,850     769,300
Texaco                                                        7,850     770,281

                                                                       ========
                                                                      2,049,831
                                                                       --------


                                      B-38



Growth Stock Portfolio, continued


PRECISION INSTRUMENT - (2.7%)
Eastman Kodak                                                7,850      629,963
Imation Corporation                                            785       22,078

                                                                       ========
                                                                        652,041
                                                                       --------

RECREATION - (2.2%)
Walt Disney Company                                          7,850      546,556
                                                                       --------

RESTAURANT - (1.5%)
McDonalds Corporation                                        7,850      355,213
                                                                       --------

RETAIL STORE - (2.2%)
Sears                                                        7,850      362,081
Woolworth Corporation                                        7,850      171,719

                                                                       ========
                                                                        533,800
                                                                       --------

STEEL (INTEGRATED) - (.3%)
Bethlehem Steel                                              7,850       70,650
                                                                       --------

TELECOMMUNICATION EQUIPMENT & SERVICES - (1.9%)
American Telephone & Telegraph                               7,850      341,475
Lucent Technologies Incorporated                             2,544      117,660

                                                                       ========
                                                                        459,135
                                                                       --------

TIRE AND RUBBER - (1.6%)
Goodyear Tire & Rubber                                       7,850      403,294
                                                                       --------

TOBACCO - (3.6%)
Philip Morris Companies, Inc.                                7,850      884,106

TOTAL COMMON STOCKS                                                  ==========
(Cost $13,435,117)                                                   16,598,244
                                                                     ----------


                                      B-39



GROWTH STOCK PORTFOLIO, continued


U.S. TREASURY BILLS - 4.0%
*U.S. Treasury Bill, 5.34%, due 3/06/97                   $800,000      792,836
U.S. Treasury Bill, 5.01%, due 3/06/97                     100,000       99,105
U.S. Treasury Bill, 4.84%, due 3/06/97                     100,000       99,104
U.S. Treasury Bill, 4.90%, due 1/09/97                       6,000        5,994

TOTAL U.S. TREASURY BILLS                                              ========
(Cost $996,649)                                                         997,039
                                                                       --------

*Pledged $390,000 face amount as collateral on futures

REPURCHASE AGREEMENTS - 28.4%
 (Collateralized by U.S. government obligations
   - market value $7,047,064)
   Paine Webber Incorporated, dated 12/30/96,
    6.35%, due 1/02/97                                   4,000,000    4,000,000
   Prudential Bache Securities, dated 12/31/96,
    6.75%, due 1/02/97                                   2,968,000    2,968,000

TOTAL REPURCHASE AGREEMENTS                                           =========
 (Cost $6,968,000)                                                    6,968,000
                                                                      ---------

TOTAL INVESTMENTS - 100%                                            ===========
 (Cost $21,399,766)                                                 $24,563,283
                                                                    -----------
                                                         CONTRACTS
FUTURES CONTRACTS
  Long, S&P 500 futures contracts,
   face amount $7,817,250 expiring in March, 1997.              21    (153,300)

                                                                      =========
  NET PAYABLE FOR FUTURES CONTRACTS SETTLEMENTS                       (153,300)
                                                                      ---------

See accompanying notes to financial statements



                                BOND PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                                            FACE AMOUNT        VALUE


U.S.TREASURY NOTES - 66.6%
 U.S. Treasury Note, 6.50%, due 10/15/2006                                 $ 9,000,000   $ 9,054,844

TOTAL U.S.TREASURY NOTES                                                                   =========
 (Cost $9,169,393)                                                                         9,054,844
                                                                                           ---------

U.S. GOVERNMENT AGENCY - 29.9%
Federal National Mortgage Association Discount Note, 5.48%, due 1/06/97      2,000,000     1,998,478
Federal National Mortgage Association Discount Note, 5.48%, due 1/14/97      2,000,000     1,996,042
Federal National Mortgage Association Note, 4.80%, due 6/25/97                  79,359        78,937

 TOTAL U.S. GOVERNMENT AGENCY                                                              =========
 (Cost $4,073,521)                                                                         4,073,457
                                                                                           ---------

U.S.TREASURY BILLS - 1.9%
 U.S. Treasury Bill, 4.97%, due 2/20/97                                        100,000        99,310
 U.S. Treasury Bill, 5.34%, due 3/06/97                                        100,000        99,105
 U.S. Treasury Bill, 4.99%, due 3/06/97                                         50,000        49,552
 U.S. Treasury Bill, 4.90%, due 1/09/97                                          4,800         4,794

TOTAL U.S.TREASURY BILLS                                                                   =========
 (Cost $252,711)                                                                             252,761
                                                                                           ---------

REPURCHASE AGREEMENTS - 1.6%
 (Collateralized by U.S. government obligations - market value $227,072)
   Prudential Bache Securities, dated 12/31/96, 6.75%, due 1/02/97             225,000       225,000
                                                                                           ---------

TOTAL REPURCHASE AGREEMENTS
 (Cost $225,000)                                                                             225,000
                                                                                           ---------

TOTAL INVESTMENTS - 100%                                                                 ===========
 (Cost $13,720,625)                                                                      $13,606,062
                                                                                         -----------

See accompanying notes to financial statements



                            MUTUAL FUND PORTFOLIO
               Portfolio of Investments as of December 31, 1996

                                                           SHARES OR
                                                          FACE AMOUNT             VALUE


MUTUAL FUNDS - 59.5%
Aim Constellation Fund                                             86            $2,185
Aim Weingarten Fund                                                99             1,832
Charles Schwab Money Market Fund                           16,172,563        16,172,563
Fidelity Blue Chip Fund                                       235,580         7,701,108
Fidelity Core Money Market Fund                            19,964,557        19,964,557
Fidelity Fund                                                 236,798         5,848,911
Fidelity Growth & Income Fund                                 251,433         7,726,531
Mutual Series Fund                                                 58             5,412
PBHG Growth Fund                                                  624            16,398
Rydex U.S. Government Money Market Fund                     5,927,310         5,927,310
Rydex Nova Fund                                               721,714        12,666,082
T. Rowe Price New Era Fund                                        132             3,443
T. Rowe Price New Horizons Fund                                   151             3,287
Value Line Fund                                               292,179         5,636,131

TOTAL MUTUAL FUNDS                                                           ==========
(Cost $81,126,588)                                                           81,675,750
                                                                             ----------

U.S.TREASURY BILLS - 2.9%
*U.S. Treasury Bill, 5.34%, due 3/06/97                     $1,650,000        1,635,222
*U.S. Treasury Bill, 5.00%, due 3/06/97                      1,000,000          991,044
*U.S. Treasury Bill, 4.84%, due 3/06/97                        900,000          891,940
*U.S. Treasury Bill, 4.90%, due 3/06/97                        200,000          198,209
*U.S. Treasury Bill, 4.99%, due 3/06/97                        150,000          148,657
U.S. Treasury Bill, 4.90%, due 1/09/97                          30,100           30,068

TOTAL U.S. TREASURY BILLS                                                     =========
(Cost $3,894,698)                                                             3,895,140
                                                                              ---------

*Pledged $2,960,000 face amount as collateral on futures contracts


                                      B-42



MUTUAL FUND PORTFOLIO, continued


REPURCHASE AGREEMENTS - 37.6%
 (Collateralized by U.S. government
   obligations - market value $52,366,298)
   Paine Webber Incorporated, dated 12/30/96,
    6.35%, due 1/02/97                                      25,000,000       25,000,000
   Prudential Bache Securities, dated 12/31/96,
    6.75%, due 1/02/97                                      14,343,000       14,343,000
   State Street Bank, dated 12/31/96,
    6.00%, due 1/02/97                                      12,318,000       12,318,000

TOTAL REPURCHASE AGREEMENTS                                                  ==========
 (Cost $51,661,000)                                                          51,661,000
                                                                             ----------

TOTAL INVESTMENTS - 100%                                                   ============
(Cost $136,682,286)                                                        $137,231,890
                                                                           ------------

         CONTRACTS

FUTURES CONTRACTS
  Long, S&P 500 futures contracts,
   face amount $90,456,750 expiring in March, 1997.                243      (1,773,830)
  Long, Midcap futures contracts,
   face amount $2,181,100 expiring in March, 1997.                  17         (11,475)

                                                                            -----------
  NET PAYABLE FOR FUTURES CONTRACTS SETTLEMENTS                             (1,785,305)
                                                                            -----------

See accompanying notes to financial statements



MONEY MARKET PORTFOLIO

         Portfolio of Investments as of December 31, 1996

                                                                                                       AMORTIZED
                                                                                      FACE AMOUNT           COST


COMMERCIAL PAPER - 49.5%
American Trading & Production, 5.35%, due 1/14/97                                    $  4,000,000   $  3,992,272
Bell South, 5.42%, due 1/21/97                                                          5,030,000      5,014,854
Calcot, 5.75%, due 2/21/97                                                              3,000,000      2,975,562
Calcot, 5.40%, due 1/24/97                                                              5,000,000      4,982,750
Calcot, 5.36%, due 1/22/97                                                              5,000,000      4,984,367
Cargill Financial, 5.58%, due 6/16/97                                                   5,000,000      4,871,350
Coca-Cola Company, 5.80%, due 1/17/97                                                  15,000,000     14,961,333
Equitable of Iowa, 5.61%, due 1/17/97                                                  12,000,000     11,970,080
Fingerhut Owners Trust, 5.50%, due 1/09/97                                             10,000,000      9,987,778
Fleet Funding, 5.48%, due 1/24/97                                                       2,200,000      2,192,298
Hertz Corporation, 5.90%, due 1/03/97                                                  10,000,000      9,996,722
Hitachi America Ltd., 5.35%, due 3/25/97                                                8,160,000      8,059,349
JC Penney Funding, 5.39%, due 3/27/97                                                  15,000,000     14,809,104
Merrill Lynch & Company, 5.55%, due 6/13/97 5,000,000                                                  4,874,354
Michigan Consolidated Gas, 5.33%, due 2/07/97                                           8,000,000      7,956,175
National Rural Utilities, 5.31%, due 2/14/97                                            4,200,000      4,172,742
PHH Corporation, 5.50%, due 1/17/9710,000,000                                                          9,975,556
Portland General Electric, 5.33%, due 1/21/97                                          10,000,000      9,970,389
Receivables Capital Corporation, 5.75%, due 1/15/97                                    10,000,000      9,977,639
Toyota Motor Company, 5.31%, due 2/06/97                                                8,000,000      7,957,520
WMX Technologies, 5.60%, due 5/13/97                                                   20,000,000     19,589,333

TOTAL COMMERCIAL PAPER                                                                               ===========
(Cost $173,271,527)                                                                                  173,271,527
                                                                                                     -----------

CORPORATE OBLIGATIONS - 33.1%
American Home Products Corporation, 6.875%, due 4/15/97                                 1,005,000      1,008,499
American General Finance, 7.75%, due 1/15/97                                              450,000        450,335
Associates Corporation, 6.875%, due 1/15/97                                               425,000        425,179
*Bank One Capital Demand Note, 5.95%, next redemption
  date 1/02/97, due 4/01/2113                                                           3,536,000      3,536,000
Bell Atlantic Corporation, 7.22%, due 6/16/97                                           4,000,000      4,029,304
Bell Tri LSG, 8.05%, due 2/19/97                                                          500,000        501,663
*Care Life Project Floating Rate Note, 5.80%, next
  redemption date 1/02/97, due 8/01/2111                                                1,350,000      1,350,000
*Caterpillar Financial Incorporated Floating Rate
  Note, 5.654%, due 6/20/97                                                             1,000,000      1,000,473
Caterpillar Incorporated, 5.05%, due 1/15/97                                              500,000        499,933
Central Illinois Public Service, 6.125%, due 7/01/97 2,000,000                                         2,003,840
Chase Manhattan Bank, 7.875%, due 1/15/97                                                 750,000        750,574


                                      B-44



MONEY MARKET PORTFOLIO, continued


Consolidated Rail, 6.00%, due 7/01/97                                                     142,000        141,977
Cooper Industries, 7.77%, due 10/21/97                                                  5,000,000      5,063,808
Cooper Industries, 7.81%, due 10/15/97                                                  3,000,000      3,038,398
*Espanola/Nambe Variable Rate Demand Note, 5.84%, next
  redemption date 1/02/97, due 6/01/2006                                                2,500,000      2,500,000
Ford Capital, 9.75%, due 6/05/97                                                        3,700,000      3,755,316
Ford Holdings, 9.25%, due 7/15/97                                                       3,168,000      3,220,923
Ford Motor Credit Corporation, 6.75%, put date 7/15/97                                    350,000        351,922
GE Capital Corporation, 7.00%, due 4/03/97                                              1,518,000      1,522,190
GE Capital Corporation, 4.55%, due 10/27/97                                             2,500,000      2,471,888
*General Motors Acceptance Corporation Floating Rate Note,
  5.68%, next redemption date 4/13/97, due 4/13/98                                     10,000,000     10,000,000
General Motors Acceptance Corporation, 7.40%, due 1/14/97                                 170,000        170,130
General Motors Acceptance Corporation, 7.80%, due 5/05/97                               9,200,000      9,264,405
General Motors Acceptance Corporation, 7.90%, due 5/01/97                               1,500,000      1,509,712
General Telephone, California, 6.75%, due 12/01/97                                      2,500,000      2,500,000
General Nutrition Corporation, 11.375%, redemption date 3/03/97                         5,000,000      5,183,933
Golden West Financial, 10.25%, due 5/15/97                                                475,000        482,422
*Hancor Incorporated Floating Rate Note, 5.84%, next redemption
  date 1/02/97, due 12/01/2004                                                            800,000        800,000
Hertz Corporation, 10.125%, due 3/01/97                                                 2,000,000      2,014,965
Marshall & Isley, 7.375%, due 10/31/97                                                 10,000,000     10,125,300
Michigan Consolidated Gas, 6.25%, due 5/01/97                                           1,500,000      1,502,857
Minnesota Mining & Manufacturing, 6.375%, due 6/16/97                                   1,000,000      1,001,186
Morgan Stanley Incorporated, 7.32%, due 1/15/97                                           500,000        500,292
*Mubea, Incorporated Floating Rate Note, 5.84%, next redemption
 date 1/02/97, due 12/01/2004                                                           5,000,000      5,000,000
NBD Bank N.A., 7.875%, due 1/21/97                                                        250,000        250,266
Philip Morris Companies, 9.25%, due 12/01/97                                            1,568,000      1,615,090
Philip Morris Companies, 9.75%, due 5/01/97                                               814,000        824,532
Philip Morris Companies, 8.75%, due 6/15/97                                               500,000        506,712
Philip Morris Companies, 7.50%, due 3/15/97                                               870,000        873,155
*Presrite Corporation Floating Rate Note, 5.84%, next redemption
  date 1/02/97, due 1/01/2004                                                           2,540,000      2,540,000
*Seariver Maritime Financial Holdings Floating Rate Note, 5.405%,
  next redemption date 1/02/97, due 10/01/2111                                          7,000,000      7,000,000
Sears Roebuck & Company, 6.66%, due 5/20/97                                             1,000,000      1,003,456
Sears Roebuck & Company, 7.41%, due 6/11/97                                               100,000        100,629
Southern California Edison, 5.90%, due 1/15/97                                          1,000,000      1,000,237
Virginia Electric & Power, 7.25%, due 3/01/97                                           3,250,000      3,258,635
*White Castle Corporation, Floating Rate Note, 5.84%, next
  redemption date 1/02/97, due 12/01/2010                                               9,000,000      9,000,000

TOTAL CORPORATE OBLIGATIONS                                                                          ===========
 (Cost $115,650,136)                                                                                 115,650,136
                                                                                                     -----------
U.S. TREASURY NOTES - 4.0%
 U.S. Treasury Note, 6.00%, due 8/31/97                                                 4,000,000      4,005,201
 U.S. Treasury Note, 6.00%, due 11/30/97                                               10,000,000     10,043,606


                                      B-45



MONEY MARKET PORTFOLIO, continued


TOTAL U.S. TREASURY NOTES                                                                             ==========
         (Cost $14,048,807)                                                                           14,048,807
                                                                                                      ----------

U.S. TREASURY BILLS - 0.0%                                                                            ==========
         U.S. Treasury Bill, 4.906%, due 1/09/97                                           63,100         63,031
                                                                                                      ----------

TOTAL U.S. TREASURY BILLS
         (Cost $63,031)                                                                                   63,031

U.S. GOVERNMENT OBLIGATIONS - 4.1%
Federal Home Loan Mortgage Corporation, 5.10%, due 1/13/97                                100,000         99,995
Federal Home Loan Mortgage Corporation, 6.47%, due 7/07/97                                500,000        501,978
Federal Home Loan Bank Note, 5.50%, due 3/21/97                                           235,000        235,000
Federal Farm Credit, 5.32%, due 2/03/97                                                   200,000        199,895
*Federal Home Loan Bank Floating Rate Note, 5.803%,
  due 4/08/97, next redemption date 1/02/97                                             2,000,000      2,000,863
*Student Loan Marketing Association Floating Rate
  Note, 5.48%, due 8/03/99, next redemption date
  7/02/96                                                                               4,350,000      4,353,782
*Student Loan Marketing Association Floating Rate Note,
  5.43%, due 11/10/98, next redemption date 7/02/96                                     5,000,000      5,000,000
*Student Loan Marketing Association Floating Rate Note,
   5.41%, due 11/24/97, next redemption date 7/02/96                                    2,000,000      1,999,816
Tennesee Valley Authority, 6.00%, due 1/15/97                                             100,000        100,009

TOTAL U.S. GOVERNMENT OBLIGATIONS                                                                     ==========
         (Cost $14,491,338)                                                                           14,491,338
                                                                                                      ----------

REPURCHASE AGREEMENTS - 9.3%
(Collateralized by U.S. government obligations - market value $32,927,954)
Paine Webber Incorporated, dated 12/31/96, 6.35%, due 1/02/97                          21,000,000     21,000,000
Prudential Bache Securities, dated 12/31/96, 6.75%, due 1/02/97                        11,550,000     11,550,000

TOTAL REPURCHASE AGREEMENTS                                                                           ==========
 (Cost $32,550,000)                                                                                   32,550,000
                                                                                                      ----------

TOTAL INVESTMENTS - 100%                                                                            ============
  (Cost $350,074,839)                                                                               $350,074,839
                                                                                                    ------------

* - Floating Rate as of 12/31/96.

See accompanying notes to financial statements



STATEMENTS OF ASSETS AND LIABILITIES
December 31, 1996

                                                           Mutual          Growth      Utilities                           Money
                                                             Fund           Stock          Stock            Bond          Market
                                                        Portfolio       Portfolio      Portfolio       Portfolio       Portfolio


Assets:

  Investments at market value*                         $85,570,890    $17,595,283     $7,032,966     $13,381,062   $317,524,839
  Repurchase agreements*                                51,661,000      6,968,000        914,000         225,000     32,550,000

  Cash                                                         520            689            583             581        248,915
  Receivable for securities sold                                 -              -              -       4,084,554              -
  Interest receivable                                      193,699          1,968            171         125,001      3,167,087
  Dividends receivable                                           -         32,852         18,560               -              -
  Prepaid/Other assets                                         644            140             16              89            844
  Unamortized organization costs                             4,924          2,545         31,150           2,545          2,545
                                                       ===========    ===========    ===========     ===========   ============

Total Assets                                           137,431,677     24,601,477      7,997,446      17,818,832    353,494,230
                                                       -----------    -----------    -----------     -----------   ------------

Liabilites:

  Payable for futures contract settlement                1,785,305        153,300              -           8,625              -
  Payable to corresponding Fund                                  -              -              -               -        505,357
  Payable to investment adviser                             91,065         21,868          6,264           6,077         46,355
  Accrued fund accounting fees                               4,248          2,648            644           1,910          6,313
  Other accrued liabilities                                 11,491          9,979         26,184          10,626          5,980
                                                       ===========    ===========    ===========     ===========   ============

Total Liabilities                                        1,892,109        187,795         33,092          27,238        564,005
                                                       -----------    -----------    -----------     -----------   ------------

Net Assets:

  Capital                                              134,989,964     21,250,165      7,184,627      17,906,157    352,930,225
  Net unrealized gain (loss) on investments                549,604      3,163,517        779,727       (114,563)              -
                                                       ===========    ===========    ===========     ===========   ============

Net Assets                                            $135,539,568    $24,413,682     $7,964,354     $17,791,594   $352,930,225
                                                       -----------    -----------    -----------     -----------   ------------

*Securities at cost                                    136,682,286     21,399,766      7,167,239      13,720,625    350,074,839

See accompanying notes to financial statements



STATEMENTS OF OPERATIONS
For the year ended December 31, 1996

                                                       Mutual          Growth      Utilities                               Money
                                                         Fund           Stock           Stock            Bond             Market
                                                    Portfolio       Portfolio       Portfolio       Portfolio          Portfolio


INVESTMENT INCOME - NET:
  Interest                                         $3,331,013        $599,916         $20,631        $983,788        $20,131,315
  Dividends                                           348,105         321,268         230,516               -                  -
                                                   ==========       =========        ========        ========        ===========

Total Investment Income                             3,679,118         921,184         251,147         983,788         20,131,315
                                                   ----------       ---------        --------        --------        -----------

Expenses:
  Investment advisory fees                          1,083,553         258,239          65,190          70,236          1,060,982
  Legal fees                                            1,543           2,040           1,535           1,543              1,522
  Audit fees                                           10,880           8,471          10,211           8,184             13,848
  Custodian fees                                       15,407           6,451           3,066           4,980             21,008
  Accounting fees                                      50,435          30,867           9,541          22,555             74,002
  Trustees fees and expenses                            4,870           7,192           5,558           4,956              4,938
  Insurance                                             2,382             536              51             340              3,913
  Amortization of organization cost                     5,453           4,992           8,996           4,992              4,992
  Other expenses                                        4,649           1,313           4,000             865              3,720
                                                   ==========       =========        ========        ========        ===========

 Total Expenses                                     1,179,172         320,101         108,148         118,651          1,188,925
  Investment advisory fees waived                           -               -               -         (10,890)         (512,876)
  Directed brokerage payments received                      -               -          (3,377)              -                  -
  Other directed payments received                    (10,397)              -               -               -                  -
                                                   ==========       =========        ========        ========        ===========

Total Expenses - net                                1,168,775         320,101         104,771         107,761            676,049
                                                   ----------       ---------        --------        --------        -----------

INVESTMENT INCOME - NET                             2,510,343         601,083         146,376         876,027         19,455,266
                                                   ----------       ---------        --------        --------        -----------

REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain (loss) on futures contracts      (425,664)     (1,614,924)              -          41,147                  -
  Net realized gain (loss) on investments          11,000,788         301,314         348,392          (7,021)                 -
  Net change in unrealized appreciation
   (depreciation) of investments                   (5,130,740)      3,055,094         357,308        (776,915)                 -
                                                   ==========       =========        ========        ========        ===========

NET GAIN (LOSS) ON INVESTMENTS                      5,444,384       1,741,484         705,700        (742,789)                 -
                                                   ==========       =========        ========        ========        ===========

NET INCREASE IN NET ASSETS RESULTING
 FROM OPERATIONS                                   $7,954,727      $2,342,567        $852,076        $133,238        $19,455,266
                                                   ==========       =========        ========        ========        ===========

See accompanying notes to financial statements



STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended December 31,

                                                                                           Mutual                          Growth
                                                                                             Fund                           Stock
                                                                                        Portfolio                       Portfolio

                                                                               1996          1995           1996            1995


INCREASE (DECREASE) IN NET ASSETS:
OPERATIONS:
         Investment income - net                                            $2,510,343     $1,278,396       $601,083       $900,867
         Net realized gain (loss) on investments and futures contracts      10,575,124     15,554,692     (1,313,610)     4,316,033
         Net change in unrealized appreciation
           (depreciation) of investments                                    (5,130,740)     5,680,803      3,055,094        111,506
                                                                            -----------    ----------     -----------     ---------

Net increase in net assets resulting from operations                         7,954,727     22,513,891      2,342,567      5,328,406
                                                                            -----------    ----------     -----------     ---------

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
         Contributions                                                      32,575,692     34,671,819      4,020,512      1,680,821
         Withdrawals                                                       (27,099,980)   (18,261,284)    (6,486,427)    (4,640,744)
                                                                            -----------    ----------     -----------     ---------

         Net increase (decrease) in net assets resulting from
           transactions of investors' beneficial interests                   5,475,712     16,410,535     (2,465,915)    (2,959,923)
                                                                            -----------    ----------     -----------     ---------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                     13,430,439     38,924,426       (123,348)     2,368,483
                                                                            ===========    ==========     ===========     =========

NET ASSETS - Beginning of period                                           122,109,129     83,184,703     24,537,030     22,168,547
                                                                            ===========    ==========     ===========     =========

NET ASSETS - End of period                                                $135,539,568   $122,109,129    $24,413,682    $24,537,030
                                                                            ===========    ==========     ===========     =========


                                      B-49



                                                                                         Utilities
                                                                                             Stock                           Bond
                                                                                         Portfolio                      Portfolio

                                                                               1996          1995*          1996             1995


INCREASE (DECREASE) IN NET ASSETS:
OPERATIONS:
         Investment income - net                                             $146,376       $29,889        $876,027      $841,854
         Net realized gain (loss) on investments and futures contracts        348,392        (1,067)         34,126       988,487
         Net change in unrealized appreciation
           (depreciation) of investments                                      357,308       422,419        (776,915)      667,977
                                                                          -----------    ----------     -----------     ---------

Net increase in net assets resulting from operations                          852,076       451,241         133,238     2,498,318
                                                                          -----------    ----------     -----------     ---------

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
         Contributions                                                      5,138,546     3,908,655       4,220,008     2,890,694
         Withdrawals                                                       (2,317,138)      (69,026)     (2,627,674)   (2,330,962)
                                                                          -----------    ----------     -----------     ---------

         Net increase (decrease) in net assets resulting from
           transactions of investors' beneficial interests                  2,821,408     3,839,629       1,592,334       559,732
                                                                          -----------    ----------     -----------     ---------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                     3,673,484     4,290,870       1,725,572     3,058,050
                                                                          ===========    ==========     ===========     =========

NET ASSETS - Beginning of period                                            4,290,870             -      16,066,022    13,007,972
                                                                          ===========    ==========     ===========     =========

NET ASSETS - End of period                                                 $7,964,354    $4,290,870     $17,791,594   $16,066,022
                                                                          ===========    ==========     ===========     =========


                                      B-50



                                                                                                  Money
                                                                                                 Market
                                                                                              Portfolio

                                                                                1996               1995


INCREASE (DECREASE) IN NET ASSETS:
OPERATIONS:
         Investment income - net                                             $19,455,266        $11,720,462
         Net realized gain (loss) on investments and futures contracts                 -                  -
         Net change in unrealized appreciation
           (depreciation) of investments                                               -                  -
                                                                           -------------       ------------

Net increase in net assets resulting from operations                          19,455,266         11,720,462
                                                                           -------------       ------------

TRANSACTIONS OF INVESTORS' BENEFICIAL INTERESTS:
         Contributions                                                     1,414,075,891        753,617,719
         Withdrawals                                                      (1,335,249,306)      (735,213,083)
                                                                           -------------       ------------

         Net increase (decrease) in net assets resulting from
           transactions of investors' beneficial interests                    78,826,585         18,404,636
                                                                           -------------       ------------

TOTAL INCREASE (DECREASE) IN NET ASSETS                                       98,281,851         30,125,098
                                                                           =============       ============

NET ASSETS - Beginning of period                                             254,648,374        224,523,276
                                                                           =============       ============

NET ASSETS - End of period                                                  $352,930,225       $254,648,374
                                                                           =============       ============

*For the period June 21, 1995 through December 31, 1996

See accompanying notes to financial statements



FINANCIAL HIGHLIGHTS
Ratios/Supplemental Data

MUTUAL FUND PORTFOLIO

                                                                               Year Ended December 31,

                                                                 1996              1995         1994         1993


Net Assets, End of Period ($000)                                 135,540           122,109       83,185       81,605
Ratio of Expenses to Average Net Assets*                            0.87%             0.95%        1.01%        1.03%
Ratio of Net Investment Income to Average Net Assets                1.86%             1.26%        2.76%        0.09%
Portfolio Turnover Rate                                           297.41%           186.13%      168.17%      279.56%

*Ratio of expenses both with and without effect of directed payments

GROWTH STOCK PORTFOLIO

                                                                                                        For The Period May 1, 1992
                                                                Year Ended December 31,                       to December 31, 1992
                                                           1996           1995         1994        1993


Net Assets, End of Period ($000)                         24,414          24,537       22,169       26,172             25,556
Ratio of Expenses to Average Net Assets                    1.24%           1.25%        1.23%        1.23%              1.22% 1
Ratio of Net Investment Income to Average Net Assets       2.33%           3.78%        2.35%        0.99%              2.04% 1
Portfolio Turnover Rate                                   81.66%         337.57%      102.76%       99.54%            129.44%
Average brokerage commission per share 2                  $0.091          $0.0806         N/A          N/A               N/A

1 Annualized
2 Represents the total dollar amount of commissions paid on portfolio transactions divided by the total number of shares purchased and sold by the Portfolio for which commissions were charged.

UTILITY STOCK PORTFOLIO

                                                                                                               For The Period
                                                                                For The Year Ended            June 21, 1995 *
                                                                                 December 31, 1996       to December 31, 1995


Net Assets, End of Period ($000)                                                             7,964          4,291
Ratio of Expenses to Average Net Assets                                                      1.61%          2.32% 1
Ratio of Net Investment Income to Average Net Assets                                         2.24%          2.09% 1
Ratio of Expenses to Average Net Assets before directed brokerage payments                   1.66%          2.40% 1
Ratio of Net Investment Income to Average Net Assets before
 directed brokerage payments                                                                 2.19%          2.01% 1
Portfolio Turnover Rate                                                                     50.79%          5.06%
Average brokerage commission per share 2                                                    $0.060        $0.0600

1 Annualized
2 Represents the total dollar amount of commissions paid on portfolio transactions divided by the total number of shares purchased and sold by the Portfolio for which commissions were charged.
* Date of commencement of operations

See accompanying notes to financial statements



FINANCIAL HIGHLIGHTS
Ratios/Supplemental Data

BOND PORTFOLIO

                                                                                                          For The Period May 1, 1992
                                                                     Year Ended December 31,              to December 31, 1992
                                                            1996         1995         1994      1993


Net Assets, End of Period ($000)                          17,792       16,066       13,008       13,178       11,126
Ratio of Expenses to Average Net Assets                     0.61%        0.57%        0.56%        0.60%        0.58% 1
Ratio of Net Investment Income to Average Net
  Assets                                                    4.99%        5.82%        4.15%        4.62%        5.40% 1
Ratio of Expenses to Average Net Assets, before
  waiver of fees                                            0.68%        0.71%        0.70%        0.71%        0.80% 1
Ratio of Net Investment Income to Average Net
  Assets, before waiver of fees                             4.92%        5.68%        4.01%        4.51%        5.18% 1
Portfolio Turnover Rate                                   778.59%      232.34%      707.57%      235.74%      132.53%

1 Annualized

MONEY MARKET PORTFOLIO

                                                                                                               For The Period
                                                                                                                  May 1, 1992
                                                                  Year Ended December 31,                  to Dec. 31, 1992
                                                         1996          1995           1994         1993


Net Assets, End of Period ($000)                        352,930       256,126       224,523       200,148       244,272
Ratio of Expenses to Average Net Assets                   0.19%         0.21%         0.19%         0.19%         0.18% 1
Ratio of Net Investment Income to Average
 Net Assets                                               5.34%         5.87%         4.28%         3.09%         3.60% 1
Ratio of Expenses to Average Net Assets,
 before waiver of fees                                    0.33%         0.37%         0.39%         0.40%         0.40% 1
Ratio of Net Investment Income to Average
 Net Assets, before waiver of fees                        5.20%         5.70%         4.08%         2.88%         3.38% 1
Portfolio Turnover Rate                                     N/A           N/A           N/A           N/A           N/A

1 Annualized

See accompanying notes to financial statements


NOTES TO FINANCIAL STATEMENTS
December 31, 1996

1.  SIGNIFICANT ACCOUNTING POLICIES

Each separate Portfolio (the "Portfolios") is registered under the Investment Company Act of 1940, as amended, as a no-load, open-end management investment company which was organized as a trust under the laws of the State of New York. Each Declaration of Trust permits the Trustees, who are the same for all the Portfolios, to issue beneficial interests in each Portfolio. The following is a summary of significant accounting policies followed by the Portfolios.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments - Money market securities held in the Money Market Portfolio are valued at amortized cost, which approximates market value in accordance with Rule 2a-7 of the Investment Company Act of 1940. Money market securities held in the four remaining Portfolios maturing more than sixty days after the valuation date are valued at the last sales price as of the close of business on the day of valuation, or, lacking any sales, at the most recent bid price or yield equivalent as obtained from dealers that make markets in such securities. When such securities are valued within sixty days or less to maturity, the difference between the valuation existing on the sixty-first day before maturity and maturity value is amortized on a straight-line basis to maturity. Securities maturing within sixty days from their date of acquisition are valued at amortized cost.

Securities which are traded on stock exchanges are valued at the last sales price as of the close of business of the New York Stock Exchange on the day of valuation, or, lacking any sales, at the closing bid prices. Securities traded on the over-the-counter market are valued at the most recent bid price or yield equivalent as obtained from one or more dealers that make markets in such securities. Mutual funds are valued at the daily redemption value determined by the underlying fund. Valuations in The Bond Portfolio are determined as of 3:00 p.m. Eastern time.

Repurchase Agreements - It is the Portfolios' policy to take possession of the collateral for repurchase agreements before payment is made to the seller. Market value of the collateral must be at least 100% of the amount of the repurchase agreement.

Options & Futures - Each Portfolio except the Money Market Portfolio may engage in transactions in financial futures contracts and options as a hedge against the change in market value of the securities held in the portfolio, or which it intends to purchase. The expectation is that any gain or loss on such transactions will be substantially offset by any gain or loss on the securities in the underlying portfolio or on those which are being considered for purchase.

To the extent that the Portfolio enters into futures contracts on an index or group of securities the Portfolio exposes itself to an indeterminate liability and will be required to pay or receive a sum of money measured by the change in the market value of the index. Upon entering into a futures contract the Portfolio is required to deposit either cash or securities in an amount ("initial margin") equal to a certain percentage of the contract value. Subsequent payments ("variation margin") equal to changes in the daily settlement price or last sale on the exchanges where they trade are paid or received each day and are recorded as a gain or loss on futures contracts.

Call and put option contracts involve the payment of a premium for the right to purchase or sell an individual security or index aggregate at a specified price until the expiration of the contract. Such transactions expose the Portfolio to the loss of the premium paid if the Portfolio does not sell or exercise the contract prior to the expiration date. In the case of a call option, sufficient cash or money market instruments will be segregated to complete the purchase. Options are valued on the basis of the daily settlement price or last sale on the exchanges where they trade and the changes in value are recorded as an unrealized gain or loss until sold, exercised or expired. In the case of a written option, premiums received by each portfolio upon writing the option are recorded in the liability section of the Statement of Assets and Liabilities and are subsequently adjusted to current market value. When the written option is closed, exercised or expired, the portfolio realizes a gain or loss and the liability is eliminated. During the period ended December 31, 1996 the Portfolios wrote the following option contracts:


                                              GROWTH STOCK PORTFOLIO                             BOND PORTFOLIO

                                    Number of Contracts      Number of Premiums    Number of Contracts     Number of Premiums


Outstanding at Beginning of Period         3,300                $4,881,362                 20                $10,850

Options Written                                -                         -                  -                      -
Options Terminated                        (3,300)               (4,881,362)               (20)              (10,850)
                                          ======                ==========               =====              ========

Outstanding at End of Period                   0                        $0                  0                     $0


Income Taxes - It is the Portfolios' policy to comply with the requirements of the Internal Revenue Code applicable to it. Therefore, no Federal income tax provision is required.

Organizational Costs - The costs related to the organization of each of the five Portfolios have been deferred and are being amortized by each Portfolio on a straight-line basis over a five-year period.

Other - The Portfolios follow industry practice and record security transactions on the trade date. Gains and losses on security transactions are determined on the specific identification basis. Dividend income is recognized on the ex-dividend date, and interest income (including amortization of premium and discount) is recognized as earned.

2.  INVESTMENT ADVISORY, AND OTHER AGREEMENTS WITH AFFILIATES

R. Meeder & Associates (RMA), a wholly-owned subsidiary of Muirfield Investors, Inc. (MII), provides the Portfolios with investment management, research, statistical and advisory services, and pays certain other expenses of the Portfolios. Miller/Howard Investments, Inc. (Subadviser) serves as the Utilities Stock Portfolio's Subadviser under an Investment Subadvisory Agreement between RMA and the Subadviser. For such services the Portfolios pay monthly a fee based upon the average daily value of each Portfolios' net assets at the following annual rates: Mutual Fund, Growth Stock, and Utilities Stock Portfolio, 1% of average net assets up to $50 million, 0.75% of average net assets exceeding $50 million up to $100 million and 0.60% of average net assets exceeding $100 million; Bond Portfolio, 0.40% of average net assets up to $100 million and 0.20% of average net assets exceeding $100 million; Money Market Portfolio, 0.40% of average net assets up to $100 million and 0.25% of average net assets exceeding $100 million. During the year ended December 31, 1996, RMA voluntarily waived a portion of its investment advisory fees in the Money Market and Bond Portfolios.

Mutual Funds Service Co., (MFS), a wholly-owned subsidiary of MII, serves as accounting services agent for all of the Portfolios. The minimum annual fee for all such services for the Mutual Fund, Growth Stock, Bond, and Utilities Stock Portfolios is $7,500. Subject to the applicable minimum fee, each Portfolio's annual fee, payable monthly, is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million, and 0.01% in excess of $80 million of the respective Portfolio's average net assets. In the Money Market Portfolio the minimum annual fee for accounting services is $30,000. Subject to the applicable minimum fee, the Money Market Portfolio's annual fee, payable monthly, is computed at the rate of 0.15% of the first $10 million, 0.10% of the next $20 million, 0.02% of the next $50 million and 0.01% in excess of $80 million of the Portfolio's average net assets.

Certain officers and/or trustees of the Funds and each Portfolio are officers and/or directors of MII, RMA and MFS.

3. PURCHASES AND SALES OF INVESTMENTS

Purchases and sales of investments, excluding short-term investments and U.S. Government and agency obligations for the year ended December 31, 1996 were as follows:


                                        Purchases               Sales


Mutual Fund Portfolio                  $127,926,031         $179,435,771
Growth Stock Portfolio                 $  2,990,564         $    792,118
Utilities Stock Portfolio              $  5,484,900         $  3,084,727


As of December 31, 1996, the aggregate cost of investments and net unrealized appreciation (depreciation) for Federal income tax purposes was comprised of the following:


                                                                               Net Unrealized
                                              Unrealized        Unrealized       Appreciation
                              Investment    Appreciation      Depreciation      (Depreciation)
                                    Cost  of Investments    of Investments      of Investments


Mutual Fund Portfolio       $136,682,286     $1,034,293         $(484,688)        $549,605
Growth Stock Portfolio       $21,399,766     $3,267,845         $(104,329)      $3,163,516
Bond Portfolio               $13,720,625            $54         $(114,617)       $(114,563)
Utilities Stock Portfolio     $7,167,239       $902,962         $(123,235)        $779,727


Independent Auditors' Report

To the Shareholders and Board of Trustees of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio, and Money Market
Portfolio:

We have audited the accompanying statements of assets and liabilities of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio and Money Market Portfolio, including the portfolios of investments, as of December 31, 1996, and the related statements of operations, statements of changes in net assets and the financial highlights for each of the periods indicated herein. These financial statements and the financial highlights are the responsibility of the Portfolios' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of securities owned as of December 31, 1996, by correspondence with the custodian and other appropriate audit procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Mutual Fund Portfolio, Growth Stock Portfolio, Utilities Stock Portfolio, Bond Portfolio and Money Market Portfolio at December 31, 1996, the results of their operations, the changes in their net assets and the financial highlights for each of the periods indicated herein, in conformity with generally accepted accounting principles.

                                                         KPMG Peat Marwick LLP
Columbus, Ohio
January 31, 1997

                                     PART C

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

     (A)  FINANCIAL STATEMENTS

          The following report and financial statement are included in Part B:
          Portfolio of Investments - December 31, 1996; Statements of Assets and Liabilities - December 31, 1996; Statements of Operations - for the year ended December 31, 1996; Statements of Changes in Net Assets for the periods ended December 31, 1996 and 1995; Financial Highlights for the periods indicated therein; Notes to Financial Statements; Independent Auditors' Report dated January 31, 1997.

     (B)  EXHIBITS

          *1.  Declaration of Trust of the Registrant.

          *2.  By-Laws of the Registrant.

          *5. (a) Form of Investment Advisory Agreement between the Registrant and R. Meeder & Associates, Inc.

               (b) Form of Subadvisory Agreement between R. Meeder & Associates, Inc. and Miller/Howard Investments, Inc.

          *6. Form of Exclusive Placement Agent Agreement between the Registrant and Signature Broker-Dealer Services, Inc.

          *8. Form of Custody Agreement between the Registrant and Star Bank, N.A., Cincinnati.

          *9.  (a)  Form of Administration Agreement between the Registrant and
                    Mutual Funds Service Co. (MFSCo)

               (b) Form of Accounting Services Agreement between the Registrant and MFSCo.

          11. Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants, filed herewith.

          *13. Investment representation letters of initial investors.

          19. Powers of Attorney of Trustees of Registrant -- previously filed and incorporated herein by reference; however, Powers of Attorney of new Trustees of Registrant are filed herewith.

               -------------

*Filed April 20, 1995 and incorporated herein by reference.

ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

          Not applicable.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.

                (1)                                      (2)
          TITLE OF CLASS                       NUMBER OF RECORD HOLDERS
          Beneficial Interests                 3 (as of December 31, 1996)

ITEM 27.  INDEMNIFICATION.

     Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as an Exhibit to Registrant's initial Registration Statement on April 20, 1995.

     The Trustees and officers of the Registrant are insured under an errors and omissions liability insurance policy and under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940 (the "1940 Act").

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

          Not  applicable.

ITEM 29.  PRINCIPAL UNDERWRITERS.

          Not  applicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS.

     The accounts and records of the Registrant are located, in whole or in part, at the principal executive offices of the Registrant and the following locations:

NAME                                           ADDRESS

R. Meeder & Associates, Inc.                   6000 Memorial Drive
  (investment adviser)                         Dublin, Ohio  43017

Mutual Funds Service Co.                       6000 Memorial Drive
  (transfer and accounting                     Dublin, OH  43017
   service agent)

Star Bank, N.A., Cincinnati                    Star Bank Center
  (custodian)                                  425 Walnut Street
                                               Cincinnati, Ohio  45202

ITEM 31.  MANAGEMENT SERVICES.

          Not  applicable.

ITEM 32.  UNDERTAKINGS.

          Not  applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin and State of Ohio on the 29th day of April, 1997.

                                           UTILITIES STOCK PORTFOLIO



                                           By /s/ Donald F. Meeder
                                           -------------------------------
                                              Donald F. Meeder
                                              Secretary/Treasurer